As filed September 26, 2001                                  File No. 333-
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                             E-TREND NETWORKS, INC.
                 (Name of small business issuer in its charter)

          DELAWARE                              5735                        98-0348508
(State or other jurisdiction of      (Primary Standard Industrial        (I.R.S. Employer
 incorporation or organization)       Classification Code Number)       Identification No.)

            5919 - 3RD STREET, S.E., CALGARY, ALBERTA, CANADA T2H 1K3
                                 (403) 252-7766
          (Address and telephone number of principal executive offices)

            5919 - 3RD STREET, S.E., CALGARY, ALBERTA, CANADA T2H 1K3
(Address of principal place of business or intended principal place of business)

                      TIMOTHY J. SEBASTIAN, GENERAL COUNSEL
                             E-TREND NETWORKS, INC.
            5919 - 3RD STREET, S.E., CALGARY, ALBERTA, CANADA T2H 1K3
                                 (403) 252-7766
            (Name, address and telephone number of agent for service)

                        Copies of all communications to:

                             Fay M. Matsukage, Esq.
                   Dill Dill Carr Stonbraker & Hutchings, P.C.
              455 Sherman Street, Suite 300, Denver, Colorado 80203
                       (303) 777-3737; (303) 777-3823 fax

Approximate date of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]______________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]___________________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
  TITLE OF EACH CLASS OF                                PROPOSED            PROPOSED MAX-
     SECURITIES TO BE           AMOUNT TO BE       MAXIMUM OFFERING         IMUM AGGREGATE           AMOUNT OF
        REGISTERED               REGISTERED        PRICE PER UNIT<F1>       OFFERING PRICE        REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
Common stock issuable to      5,000,000 shares           $1.20                $6,000,000              $1,500.00
Swartz Private Equity, LLC
----------------------------------------------------------------------------------------------------------------------
Common stock issuable to       500,000 shares            $1.20                 $600,000                $150.00
Swartz Private Equity, LLC
upon exercise of warrants
----------------------------------------------------------------------------------------------------------------------
Total                         5,500,000 shares                                $6,600,000              $1,650.00
----------------------------------------------------------------------------------------------------------------------

(1)<F1> Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and based upon the average of the high and low prices for the Common Stock on September 19, 2001, as reported by the Over-the-Counter Bulletin Board. We expect that in the event the registered shares are sold, such shares will be sold at the then-current market price.


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                 Subject to Completion, Dated September 26, 2001


                             E-TREND NETWORKS, INC.
                             SHARES OF COMMON STOCK



         Unless the context otherwise requires, the terms "we", "our" and "us" refers to E-Trend Networks, Inc.

         This prospectus relates to the resale by Swartz Private Equity, LLC, as a selling stockholder and warrant holder, of up to 5,500,000 shares of our common stock. Swartz Private Equity, LLC may sell the common stock at any time at any price. We will not receive any proceeds from the resale of these shares. We have agreed to pay for all expenses of this offering. Of the 5,500,000 shares being offered, up to 5,000,000 shares are issuable to Swartz Private Equity, LLC as put shares under an investment agreement and up to 500,000 shares are issuable upon the exercise of commitment warrants issued to Swartz.

         Our common stock is traded on the NASD OTC Bulletin Board under the symbol "ETDN". On September 17, 2001, the closing price of our common stock was $1.06 per share.


         INVESTING IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. A DETAILED EXPLANATION OF THESE RISKS IS INCLUDED IN ANOTHER SECTION OF THIS PROSPECTUS, BEGINNING ON PAGE 5.


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                               ____________, 2001

                                TABLE OF CONTENTS
                                                                            PAGE

PROSPECTUS SUMMARY.............................................................3

RISK FACTORS...................................................................5

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.............................14

USE OF PROCEEDS...............................................................14

MARKET FOR COMMON EQUITY......................................................15

DIVIDEND POLICY...............................................................15

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
     OPERATIONS...............................................................16

BUSINESS......................................................................19

MANAGEMENT....................................................................26

EXECUTIVE COMPENSATION........................................................28

PRINCIPAL STOCKHOLDERS........................................................31

CERTAIN TRANSACTIONS..........................................................32

DESCRIPTION OF CAPITAL STOCK..................................................33

INVESTMENT AGREEMENT..........................................................33

SELLING STOCKHOLDER...........................................................36

PLAN OF DISTRIBUTION..........................................................37

LEGAL MATTERS.................................................................38

EXPERTS.......................................................................38

ADDITIONAL INFORMATION........................................................38

REPORTS TO STOCKHOLDERS.......................................................39

INDEX TO FINANCIAL STATEMENTS.................................................39

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus. You should carefully read this entire prospectus and the financial statements contained in this prospectus before purchasing our securities.

E-TREND NETWORKS, INC.

         Founded in April 1999 as a Nevada corporation by VHQ Entertainment Inc. (formerly Video Headquarters Inc.), a Toronto Stock Exchange ("TSE")-listed company ("VHQ"), E-Trend is a distributor of packaged entertainment media, with distribution channels to both online retail e-commerce and traditional bricks and mortar retail outlets.

         We have developed an Internet website, www.EntertainMe.com, our online "entertainment super-eStore" that offers a variety of products including music, movies on DVD and VHS, video games, PC gaming software, and other entertainment related products.

         Our wholly-owned subsidiary, Langara Distribution, Inc. offers fulfillment services to our e-tail sites and third party e-commerce businesses. Langara Distribution also provides wholesale services to brick and mortar retailers.

         Our principal executive offices are located at 5919 - 3rd Street, Calgary, Alberta T2H 1K3 Canada. Our telephone number is (403) 252-7766. We also have offices at 515 Seabreeze Boulevard, Fort Lauderdale, Florida 33316.

THE OFFERING

Securities offered.........    Up to 5,000,000 shares of common stock that may
                               be reoffered by Swartz Private Equity, LLC. We may issue up to 5,000,000 shares pursuant to an investment agreement with Swartz. Using the pricing mechanism and the current market price and trading volume of our common stock, we estimate that we will put to Swartz a total of up to 5,000,000 shares of our common stock over the next three years.

                               500,000 shares of common stock that may be reoffered by Swartz. Swartz may purchase these shares through the exercise of warrants held by Swartz as a commitment for entering into the investment agreement.

Use of proceeds............    We will not receive any of the proceeds from the
                               selling stockholders of shares of our common stock. However, upon exercising a put right under our investment agreement with Swartz, we will receive cash in consideration for issuing our common stock. We intend to use these proceeds for working capital and general corporate purposes.

Securities outstanding.....    5,212,702 shares of common stock as of July 17,
                               2001

SUMMARY SELECTED FINANCIAL INFORMATION

         The balance sheet and income statement data shown below were derived from our audited and unaudited consolidated financial statements. Our results of operations for any interim period do not necessarily indicate our results of operations for the full year. You should read this summary financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and our financial statements.

BALANCE SHEET DATA:
                                                                     JUNE 30,       SEPTEMBER 30,     SEPTEMBER 30,
                                                                       2001          2000(1)<F1>          1999

Current assets................................................     $      835,964    $   2,109,759    $     687,069
Total assets..................................................     $    1,900,529    $   3,015,660    $     743,556
Current liabilities...........................................     $      566,854    $     201,585    $      17,820
Long-term liabilities.........................................     $           --    $          --    $          --
Stockholders' equity..........................................     $    1,333,675    $   2,814,075    $     725,736
Working capital ..............................................     $      269,110    $   1,908,174    $     669,249


INCOME STATEMENT DATA:
                                                                                                     APRIL 29, 1999
                                                                                                       (INCEPTION)
                                                  NINE MONTHS      NINE MONTHS       YEAR ENDED          THROUGH
                                                ENDED JUNE 30,    ENDED JUNE 30,    SEPTEMBER 30,     SEPTEMBER 30,
                                                     2001              2000             2000              1999

Revenue.....................................    $   1,637,598     $     448,211     $     665,075     $          --
Net loss ...................................    $  (1,561,656)    $    (546,964)    $    (811,156)    $     (55,339)
Basic and diluted loss per share............    $       (0.35)    $       (0.12)    $       (0.10)    $       (0.02)

(1)<F1> The September 30, 2000 balance sheet shown together with the unaudited June 30, 2001 balance sheet (page F-2) includes as part of the cash and cash equivalents $74,816, which is the amount of an overdraft balance on our line of credit. This amount is also reflected as a current liability. The September 30, 2000 balance sheet included as part of the audited financial statements (page F-12) reflected cash and cash equivalents net of the $74,816 overdraft.

                                  RISK FACTORS

         Before deciding to invest in us or to maintain or increase your investment, you should carefully consider the risk factors described below, together with all other information in this prospectus and in our other filings with the SEC before making an investment decision. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occurs, our business, financial conditions or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

WE HAVE A LIMITED OPERATING HISTORY AND HAVE INCURRED SIGNIFICANT LOSSES. WE MAY CONTINUE TO INCUR LOSSES FOR THE FORESEEABLE FUTURE.

         We were incorporated in April 1999 and began development of our online operations in November 1999. To date, our costs have greatly exceeded the revenues we have generated. As of June 30, 2001, our accumulated deficit was $2,728,351. If we continue our present business, we expect that our operating expenses will continue to exceed our revenues for the foreseeable future. As a result, we will need to generate significantly more revenues to achieve profitability. We may not be able to do so. We will also require additional financing. We may not be able to obtain the financing or obtain it on terms acceptable to us. If revenues grow slower than we anticipate, or if operating expenses exceed our expectations or cannot be reduced accordingly, or if we cannot obtain additional financing, our business, operating results, and financial condition may be materially harmed.

         Although we recently initiated a restructuring of our business designed, in part, to reduce costs in a number of areas, we expect to continue to incur substantial costs and expenses related to:

   o     the implementation of our business model and our pricing strategies;
   o     brand development, marketing and promotional activities;
   o     the expansion of our existing product and service offerings;
   o the continued development of our web site, transaction processing systems, and network infrastructure;
   o     the development of strategic relationships; and
   o     our ability to effectively merchandise and manage our product mix.

         Further, because we sell a substantial portion of our products at very competitive prices, we have low gross margins on our product sales. Our ability to become profitable depends on, among other things:

   o our ability to generate and sustain net sales, consistent with the assumptions underlying our new operating plan with improved gross margins;
   o     our ability to maintain reasonable operating expense levels; and
   o     our ability to provide other higher margin products and services.

         If we are unable to manage and reduce our operating expenses and costs, while at the same time increasing our gross margins, and without experiencing a significant deterioration in our sales volumes, we will be unable to achieve positive operating cash flow. If we do not achieve positive operating cash flow in a timely manner that is consistent with our operating plan, our business could fail.

WE HAVE ONLY BEEN OPERATING OUR ONLINE BUSINESS SINCE NOVEMBER 1999 AND FACE CHALLENGES RELATED TO EARLY STAGE COMPANIES IN RAPIDLY EVOLVING MARKETS.

         We were founded in April 1999 and began development of our online operations in November 1999. You should consider our prospects in light of the risks and difficulties frequently encountered by early stage companies in the rapidly evolving online commerce market. These risk include, but are not limited to, an unpredictable business environment, the difficulty of raising working capital, the difficulty of attracting and retaining qualified management personnel , and the use of our business model. To address these risks, we must, among other things:

   o access sufficient capital to fund the implementation of our business model;
   o increase our sales volumes and gross margins while limiting our operating expenses;

   o     expand our customer base;
   o     enhance our brand recognition;
   o     expand our product and service offerings;
   o     access sufficient product inventory to fulfill our customers' orders;
   o     successfully implement our business and marketing strategy;
   o     provide high quality customer service and order processing;
   o     respond effectively to competitive and technological developments; and
   o     attract and retain qualified personnel.

We cannot assure or guarantee you that we will be successful in achieving any of the items identified above.

IF WE DO NOT OBTAIN ADEQUATE FINANCING TO FUND OUR FUTURE OPERATIONS, WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR BUSINESS PLAN.

         Our projections of future cash needs and cash flows are subject to substantial uncertainty, and if our current cash balances are insufficient to meet our anticipated operating cash needs, our business will fail. Further, if we are unable to operate our business and manage our cash resources in accordance with the assumptions underlying our new operating plan, we may need to raise additional working capital sooner than we would otherwise have expected. The factors that may impair our ability to effectively operate our business and manage our operating cash include, but are not limited to:

   o our ability to retain the support of our distributor and vendor partners;
   o     our ability to maintain other key corporate relationships; and
   o our ability to maintain sales volumes and gross margins consistent with our operating plan.

         We may also seek to sell additional equity securities, obtain a line of credit or seek other ways to fund our operations in the event we require additional working capital to operate our business. We currently do not have any firm commitments for additional financing other than the investment agreement with Swartz Private Equity, LLC. We cannot be certain that any other additional financing will be available when and to the extent required, or that, if available, it will be on acceptable terms. If adequate funds are not available on acceptable terms, we may not be able to fund our operations, and our business will fail. Further, if we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our stockholders will be diluted. Also, any new securities could have rights, preferences and privileges senior to those of our common stock.

WE ARE DEPENDENT UPON OUR AFFILIATE, VHQ ENTERTAINMENT INC.

         VHQ Entertainment Inc. is our major stockholder, owning approximately 38.4% of the issued and outstanding shares at July 31, 2001. At June 30, 2001, VHQ owed us $ 376,731 for an advance which bears interest at 8%, is unsecured and has no fixed terms of repayment, and $ 256,030 for the purchase of products and the purchase of our stock. During the three and nine months ended June 30, 2001, we sold $315,068 and $779,794, respectively, of our products to VHQ, representing 44% and 48% of total sales. These transactions are considered to be in the normal course of business and are measured at the exchange amount which is the amount of consideration established and agreed to by the related parties.

INTENSE COMPETITION FROM EXISTING AND NEW ENTITIES MAY ADVERSELY AFFECT OUR REVENUES AND PROFITABILITY.

         We face significant competition in the area of Internet retailing of entertainment products. We expect competition to intensify given the relative ease with which new web sites can be developed. There are a large number of web sites that sell videos and other entertainment products through the Internet. We also compete with traditional and nontraditional "bricks and mortar" retailers and mass merchandisers in the United States and Canada. Due to our small size, it can be assumed that most if not all of our competitors have significantly greater financial, technical, and other resources.

         These competitors may be able to respond more quickly to new or emerging marketing strategies and Internet technologies than we can. Also, our competitors and potential competitors have greater name recognition and ability to enter into strategic partnerships to engage in marketing efforts. To compete, we may be forced to narrow our marketing focus, thereby reducing our likelihood for success.

         Price competition in our industry is also intense, and price of one of the principal factors on which consumers base their purchasing decisions. Price competition may reduce our gross margins, which could materially harm our business, operating results, and financial condition. Some of our competitors use aggressive pricing policies to build market share. Some have also adopted business models that include selling filmed entertainment, music, and games products for less than their product cost and not charging customers for shipping and handling. Software applications are also available that can determine which online site has the lowest price for a particular title which could direct customers to our competitors' web sites.

WE RELY ON A RELATIVELY NEW MANAGEMENT TEAM AND NEED TO RETAIN OUR EXISTING PERSONNEL TO EFFECTIVELY OPERATE OUR BUSINESS.

         In March 2001, we appointed Caroline Armstrong as our new chief executive officer, and in April 2001, we appointed Lorne Cogswell as our new interim chief financial officer. Our success depends, in part, upon their ability to transition successfully their new management team and to retain existing staff and management. Further our business is largely dependent on assistance from our directors, Gregg Johnson and Trevor Hillman. Any of our officers or employees can terminate their employment relationship at any time. We presently do not maintain key man life insurance on any member of our management team. The loss of any key employee or our inability to attract or retain other qualified employees could harm our business and results of operations.

THE SUCCESS OF LANGARA DISTRIBUTION DEPENDS UPON ITS ABILITY TO MAINTAIN AND ESTABLISH KEY RELATIONSHIPS WITH MUSIC LABELS.

         Langara Distribution maintains relationships with music labels in the entertainment industry. These relationships reside exclusively with Mike Duszynski and Bob Duszynski, who are the principal managers of Langara Distribution. Any of our officers or employees, including Mike and Bob Duszynski, can terminate their employment relationship at any time. We presently do not maintain key man life insurance on any member of our management team. The loss of any key employee or our inability to attract or retain other qualified employees could harm our business and results of operations.

OUR SUCCESS DEPENDS ON THE CONTINUED GROWTH OF ONLINE COMMERCE.

         If online commerce does not continue to grow or be accepted or grows or is accepted more slowly than expected, our business will be materially harmed. A number of factors could slow the growth of online commerce, including the following:

   o the network infrastructure required to support a substantially larger volume of transactions may not be developed;
   o     government regulation may increase;
   o telecommunications capacity problems may result in slower response times; and
   o consumers may have concerns about the security of online commerce transactions.

LEGISLATION MAY BE ENACTED WHICH COULD LIMIT THE USE OF E-MAIL MARKETING AND AWARENESS CAMPAIGNS.

         To date, Congress has not enacted any legislation regulating commercial e-mail, but a number of bills are pending. One proposed law would prohibit online operators from sending most unsolicited commercial e-mail where the operators have no existing or personal relationship with the recipient and the e-mail is not sent at the request of or with the express consent of the recipient. Another proposed law would require operators of websites and online services to disclose to users the personal information the operators have collected and the personal information that it may share with other firms. It would further require operators to provide simple processes for users to provide or withhold consent to the operators' dissemination of the information.

         In the absence of federal legislation, many states, including California, Connecticut, Delaware, Iowa, Nevada, North Carolina, Oklahoma, Rhode Island, Tennessee, Virginia, Washington and West Virginia, have passed laws limiting the use of e-mail marketing. Because these laws have focused primarily on unsolicited e-mail marketing, E-Trend's business has yet to be affected by current legislation. Other states have begun to consider placing restrictions on e-mail marketing. If Congress or additional states pass legislation restricting commercial uses of e-mail, it could harm our ability to communicate with existing customers and attract new customers. Our sales growth could be affected, which could materially harm our business, operating results and financial condition.

         In Canada, there is currently no federal or provincial legislation regulating e-commerce or commercial e-mail. However, there is no guarantee that such legislation will not be enacted in the future, which could materially harm our business and/or restrict our ability to grow.

WE MUST MAINTAIN SATISFACTORY VENDOR RELATIONSHIPS TO COMPETE SUCCESSFULLY.

         We rely on wholesalers to fill our customers' orders. We are dependent upon maintaining these relationships for filling our customers' orders because there are only a limited number of wholesalers who sell filmed entertainment, music and games products. If we are unable to maintain suitable relationships with vendors, we will be materially harmed.

         Our wholesalers will need to satisfy our increasing product requirements on a timely basis. They also must continue to provide adequate selections of filmed entertainment, music and games titles at competitive prices. If our wholesalers are unable or unwilling to do so, it would materially harm our ability to compete, which would in turn materially harm our business, operating results and financial condition.

WE DO NOT PUBLISH OUR OWN EDITORIAL CONTENT, WHICH MEANS WE MUST RELY ON LICENSED THIRD-PARTY CONTENT ON OUR WEBSITES.

         We license third-party content, including filmed entertainment, music and games reviews, news reports and features, in order to attract and retain website visitors. If we are unable to obtain desirable content from our content licensors or from existing licensors, it could reduce visits to our websites, which could materially harm our business. In addition, if we are unable to obtain content at an acceptable cost, it could materially harm our ability to compete and our operating results and financial condition.

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS.

         We regard our trademarks, trade secrets and similar intellectual property as important to our success. We have applied for the registration of some of our trademarks and service marks in the United States and Canada. However, our efforts to establish and protect our intellectual property rights may be inadequate to prevent misappropriation or infringement of our intellectual property rights. If we are unable to safeguard our intellectual property rights, it could materially harm our business, operating results and financial condition.

WE MAY INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

         We have established a network of links with numerous small online sites. Many of the sites may not have licenses for the use of the intellectual property that they display. The copyright holders of this intellectual property or their licensees may assert infringement claims against us because of our relationships with these sites.

         Although we believe that our use of third-party material on our websites is permitted under current provisions of copyright law, some aspects of Internet content and commerce law are not clearly settled. We may therefore be the subject of alleged infringement claims of the trademarks and other intellectual property rights of third parties. If we become subject to these types of claims, our business could be materially harmed even if we successfully defend against the claims. It also is possible that future legal developments would prohibit us from having rights to downloadable information, sound or video.

THE PROTECTION OF OUR DOMAIN NAMES IS UNCERTAIN BECAUSE THE REGULATION OF DOMAIN NAMES IS SUBJECT TO CHANGE.

         We currently hold various web domain names relating to our brand, including, among others EntertainMe.com, VHQMusic.com, MovieSource.com, VHQGames.com, as well as domain names registered in foreign countries. Governmental agencies and their designees generally regulate the acquisition and maintenance of domain names. The regulation of domain names in the United States and in foreign countries is expected to change in the near future. As a result, we may be unable to acquire or maintain relevant domain names in all countries in which we may conduct business. If our ability to acquire or maintain domain names is limited, it could materially harm our business, operating results and financial condition.

WE ARE SUBJECT TO GOVERNMENT REGULATION AND LEGAL LIABILITIES THAT MAY BE COSTLY AND MAY INTERFERE WITH OUR ABILITY TO CONDUCT BUSINESS.

         Laws and regulations directly applicable to online commerce or Internet communications are becoming more prevalent. These laws and regulations could expose us to compliance costs and substantial liability, which could materially harm our business, operating results and financial condition. In addition, the growth of the Internet, coupled with publicity regarding Internet fraud, may lead to the enactment of more stringent consumer protection laws. These laws would also be likely to impose additional burdens on our business.

         The adoption of any additional laws or regulations may decrease the popularity or impede the expansion of the Internet and could seriously harm our business. A decline in the popularity or growth of the Internet could decrease demand for our products and services, reduce our advertising revenues and margins and increase our cost of doing business. Moreover, the applicability of existing laws to the Internet is uncertain with regard to many important issues, including property ownership, intellectual property, export of encryption technology, libel and personal privacy. The application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services, could also harm our business.

WE MAY BE SUBJECT TO LIABILITY FOR SALES AND OTHER TAXES.

         Except in Canada, we do not collect sales or other similar taxes in most states. Our business could be materially harmed if additional sales and similar taxes are imposed on us, or if penalties are assessed on us for past nonpayment of these taxes. Recently adopted legislation provides that, prior to October 2001, a state cannot impose sales taxes on products sold on the Internet unless these taxes could be charged on non-Internet transactions involving the products. During this moratorium, it is possible that taxing mechanisms may be developed that would, following the moratorium, impose increasing sales and similar tax burdens on us. If these burdens are placed on us, our business could be materially harmed and there could be a material adverse effect on our operating results and financial condition.

EVEN IF WE SUCCESSFULLY EXECUTE OUR NEW OPERATING PLAN, WE CANNOT ASSURE YOU THAT WE WILL ACHIEVE PROFITABILITY.

         In mid 2001, we initiated a restructuring of our business and implemented a new operating plan designed to accelerate our ability to achieve positive cash flow by, among other things, significantly reducing our overhead expenses. As part of the new plan we have reduced the size of our workforce and made reductions in the areas of marketing and software development. To successfully execute against our operating plan, we must adhere to our expense reductions and work to achieve the revenue and gross margin targets incorporated as underlying assumptions to our operating plan. If we are unable to manage our operating expenses and increase our gross margins, without experiencing significant deterioration in our projected sales volumes, we may be unable to achieve positive operating cash flow. Further, we cannot guarantee that we will be able to maintain the visitor traffic levels, visitor conversion rates, customer purchase activity and general brand awareness that we have had in the past with our current marketing budget. Our ability to achieve our annual and quarterly revenue and gross margin goals could also be negatively impacted by the softening consumer demand for entertainment products, as well as the weakening general economic conditions and decreasing consumer confidence.

         Our new operating plan reflects management's expectations as of the date of this prospectus, and is based on currently available information, as well as significant assumptions made by management regarding various revenue, gross margin and operating expense items. We cannot guarantee that the assumptions that we have relied upon in developing our operating plan will be accurate, or that future events or results will conform to our expectations or assumptions. If our assumptions are inaccurate, or our expectations prove to be erroneous in light of future events, or if we are unable to maintain the support of our vendors, distributors, third party advertisers and other key corporate relationships regardless of the success of our new operating plan, we will need to raise additional working capital before we achieve positive operating cash flow. We currently do not have any commitments for additional financing other than our agreement with Swartz, and we cannot be certain that the Swartz financing or any other additional financing will be available when and to the extent required, or that, if available, it will be on acceptable terms. If adequate funds are not available on acceptable terms, we may not be able to fund our operations and our business could fail.

WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO MANAGE GROWTH OF OUR BUSINESS.

         Our growth strategy includes growing our customer base both through our own marketing efforts, as well as through the acquisition of other e-commerce businesses. If we are unable to manage growth effectively, it could have material adverse effects on our results of operations, financial condition, or business. We cannot guarantee that we will successfully expand our customer base or that any expansion will enhance our profitability. We expect our planned growth will place a significant strain on our system, management, and operations. Our future growth will depend in part on the ability of our officers and other key employees to implement and expand financial control systems and to expand, train, and manage our employee base and provide support to an expanded customer base. Also, our future growth will depend on whether our system can handle increased volumes of customer traffic to our sites. We cannot at this time guarantee that our system will perform in a manner that will allow our business to grow and expand.

IN LIGHT OF CERTAIN PERCEPTIONS REGARDING OUR FINANCIAL CONDITION, OUR CUSTOMERS, DISTRIBUTORS AND VENDOR PARTNERS MAY DECIDE NOT TO DO BUSINESS WITH US.

         Due to concerns regarding our financial condition and our perceived ability to fulfill our financial and other obligations, our customers, distributors, vendor partners and other corporate partners and service providers may decide not to conduct business with us, or may conduct business with us on terms that are less favorable than those customarily extended by them. For example, our distributors could seek to limit our credit terms or otherwise reduce their support of our business, forcing us to leverage our operating cash by increasing the security required for our secured credit lines. Also, if our customers and vendor partners choose to do less business with us, our net sales would decrease and our gross profits would be significantly impacted by reduced sales volumes, including a corresponding decrease in co-op advertising revenue

WE ARE DEPENDENT ON SEVERAL THIRD PARTY PROVIDERS TO FULFILL A NUMBER OF OUR RETAIL FUNCTIONS. IF THESE PARTIES ARE UNWILLING OR UNABLE TO CONTINUE PROVIDING SERVICES TO US, OUR BUSINESS COULD BE SERIOUSLY HARMED.

         We are currently dependent on our distribution providers to manage inventory, process orders and distribute products to our customers in a timely manner. If we do not maintain our existing relationships with these providers on acceptable commercial terms, we may not be able to continue to offer a broad selection of merchandise at low prices, and customers may refuse to shop at our online store. In addition, manufacturers may decide, for reasons outside our control, not to offer particular products for sale on the Internet. Other manufacturers have chosen not to authorize any Internet resellers or Internet resellers without a traditional "brick and mortar" retail store. If we are unable to supply products to our customers, or if other product manufacturers refuse to allow their products to be sold via the Internet, our business will suffer severely.

         We rely on our distributors to fulfill a number of traditional retail functions, including maintaining inventory. In the future, our vendors may not be willing to provide these services at competitive rates. We also have no effective means to ensure that our providers will continue to perform these services to our satisfaction. Our customers could become dissatisfied and cancel their orders or decline to make future purchases if our providers or we are unable to deliver products on a timely basis. If our customers become dissatisfied with our distributors and third party service providers, our reputation and the EntertainMe.com brand could suffer.

         Our operations are also heavily dependent upon a number of other third parties for credit card processing, and hosting our system infrastructure and database servers. In addition, our distributors and fulfillment providers use TNT Canada Inc. and. the Canada and United States Postal Services to deliver substantially all of our products. If the services of any of these third parties become unsatisfactory, our customers may experience lengthy delays in receiving their orders, and we may not be able to find a suitable replacement on a timely basis or on commercially reasonable terms.

SYSTEM FAILURES COULD PREVENT ACCESS TO OUR ONLINE STORE AND HARM OUR BUSINESS AND RESULTS OF OPERATIONS.

         Our sales would decline and we could lose existing or potential customers if they are not able to access our online store or if our online store, transaction processing systems or network infrastructure do not perform to our customers' satisfaction. Any network interruptions or problems with our web site could:

   o     prevent customers from accessing our online stores;
   o     reduce our ability to fulfill orders;
   o     reduce the number of products that we sell;
   o     cause customer dissatisfaction; or
   o     damage our reputation.

         We have experienced brief computer system interruptions in the past, and these interruptions may recur. If the number of customers visiting our web site continues to increase, we will need to expand and upgrade our technology, transaction processing systems and network infrastructure significantly. We may not be able to make timely upgrades to our systems and infrastructure to accommodate increases in the number of customers.

         Our systems and operations are also vulnerable to damage or interruption from a number of sources, including fire, flood, power loss, telecommunications failure, physical and electronic break-ins, earthquakes and other similar events. Our servers are also vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. Any substantial disruption of this sort could completely impair our ability to generate revenues from our web site. We do not presently have a formal disaster recovery plan in effect and do not carry sufficient business interruption insurance to compensate us for losses that could occur.

OUR BUSINESS MODEL IS NEW AND UNPROVEN, AND WE MAY NOT BE ABLE TO ACHIEVE PROFITABILITY.

         We are subject to risks due to the unproven and evolving nature of our business model and aggressive pricing strategy. The success of our business model depends on the volume of customers that visit our web site and purchase our products. To this end, we have worked hard to build our brand name and enhance our customer loyalty by selling our products at extremely low prices and maintaining very low, gross margins on our product sales. We intend to implement various strategies to improve our gross margins going forward, which may include raising prices on products and product categories from time to time. To the extent we raise the prices on our merchandise, our product sales may decline. We may also have to increase our prices if distributors receive pressure from manufacturers to discontinue sales to us as a result of our low price strategy.

ONLINE SECURITY RISKS COULD SERIOUSLY HARM OUR BUSINESS.

         A significant barrier to e-commerce and online communications is the secure transmission of confidential information over public networks. Anyone who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against potential security breaches or to alleviate problems caused by any breach. We rely on licensed encryption and authentication technology to provide the security and authentication necessary for secure transmission of confidential information, including credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments may result in a compromise or breach of the algorithms that we use to protect customer transaction data. In the event someone circumvents our security measures, it could seriously harm our business and reputation, and we could lose customers. Security breaches could also expose us to a risk of loss or litigation and possible liability for failing to secure confidential customer information.

IF WE DO NOT RESPOND TO TECHNOLOGICAL CHANGE, OUR STORES COULD BECOME OBSOLETE, AND WE COULD LOSE CUSTOMERS.

         The development of our web site entails significant technical and business risks. To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our online stores. The Internet and the e-commerce industry are characterized by:

   o     rapid technological change;
   o     changes in customer requirements and preferences;
   o frequent new product and service introductions embodying new technologies; and
   o     the emergence of new industry standards and practices.

         However, we have significantly reduced the resources dedicated to the enhancement of our network infrastructure and operating systems. If we are unable to maintain our existing systems and create a positive customer experience, our revenues may decline and our business will suffer.

         The evolving nature of the Internet could also render our existing online stores and systems obsolete. Our success will depend, in part, on our ability to:

   o     license or acquire leading technologies useful in our business;
   o     enhance our existing online stores;
   o     enhance our network infrastructure and transaction processing systems;
   o develop new services and technology that address the increasingly sophisticated and varied needs of our current and prospective customers; and
   o adapt to technological advances and emerging industry and regulatory standards and practices in a cost-effective and timely manner.

         Future advances in technology may not be beneficial to, or compatible with our business. Furthermore, we may not use new technologies effectively or adapt our web site and transaction processing systems to customer requirements or emerging industry standards on a timely basis, or at all, depending on our financial condition. If we are unable to adapt to changing market conditions or user requirements in a timely manner, our stores may become obsolete and we will lose customers.

VHQ ENTERTAINMENT INC. AND ITS AFFILIATES CONTROL A MAJORITY OF OUR OUTSTANDING COMMON STOCK WHICH WILL ENABLE THEM TO CONTROL MANY SIGNIFICANT CORPORATE ACTIONS AND MAY PREVENT A CHANGE IN CONTROL THAT WOULD OTHERWISE BE BENEFICIAL TO OUR STOCKHOLDERS.

         VHQ Entertainment Inc and its affiliates own approximately 38.4% of our outstanding stock as of July 31, 2001. This control by VHQ Entertainment Inc. and its affiliates could have a substantial impact on matters requiring the vote of the stockholders, including the election of our directors and most of our corporate actions. This control could delay, defer or prevent others from initiating a potential merger, takeover or other change in our control, even if these actions would benefit our stockholders and us. This control could adversely affect the voting and other rights of our other stockholders and could depress the market price of our common stock.

OUR FUTURE OPERATING RESULTS MAY FLUCTUATE AND CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS.

         Our limited operating history and the emerging nature of the markets in which we operate make it difficult to accurately predict our future revenues. We expect that our revenues and operating results will fluctuate significantly from quarter to quarter, due to a variety of factors, many of which are beyond our control. If our quarterly revenues or operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline significantly. The factors that could cause our operating results to fluctuate include, but are not limited to:

   o     fluctuations in the amount of customer spending on the Internet;
   o     our ability to maintain the operation of all of our specialty stores;
   o     our ability to build and maintain customer loyalty;
   o the introduction of new or enhanced web pages, services, products, and strategic alliances by us and our competitors;
   o price competition on the Internet or higher wholesale prices in general;
   o     the success of our brand building and marketing campaigns;
   o     our ability to effectively merchandise and manage our product mix;
   o our ability to maintain our distributor, vendor, and other key corporate relationships;
   o     increases in the cost of online or offline advertising;
   o     unexpected increases in shipping costs or delivery times;
   o     government regulations related to use of the Internet for commerce;
   o our ability to maintain, upgrade and develop our web site, transaction processing systems, and network infrastructure;
   o     technical difficulties, system downtime, or Internet brownouts;
   o the amount and timing of operating costs and capital expenditures relating to maintaining our business, operations, and infrastructure; and
   o general economic conditions and economic conditions specific to the Internet and online commerce.

         These and other external factors have caused and may continue to cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock.

         In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. If securities class action litigation is brought against us it could result in substantial costs and a diversion of our management's attention and resources, which could hurt our business.

OUR COMMON STOCK IS SUBJECT TO PENNY STOCK REGULATION THAT MAY AFFECT THE LIQUIDITY FOR OUR COMMON STOCK.

         Our common stock is subject to regulations of the Securities and Exchange Commission relating to the market for penny stocks. These regulations generally require that a disclosure schedule explaining the penny stock market and the risks associated therewith be delivered to purchasers of penny stocks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. The regulations applicable to penny stocks may severely affect the market liquidity for our common stock and could limit your ability to sell your securities in the secondary market.

TRADING IN OUR COMMON STOCK ON THE OTC BULLETIN BOARD MAY BE LIMITED THEREBY MAKING IT MORE DIFFICULT FOR INVESTORS TO RESELL THEIR SHARES OF OUR COMMON STOCK.

         Our common stock trades on the OTC Bulletin Board. The OTC Bulletin Board is not an exchange and, because trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on an exchange or NASDAQ, you may have difficulty reselling any of the shares that you purchase from the selling shareholders.

YOU MAY SUFFER DILUTION IN YOUR OWNERSHIP OF OUR SHARES FROM THE EXERCISE OR CONVERSION OF OPTIONS, WARRANTS, AND CONVERTIBLE SECURITIES ISSUED TO OTHER PERSONS.

         There are outstanding options, warrants, or convertible securities to acquire shares of our common stock and we may grant additional rights in the future. If any of the outstanding options, warrants, or convertible securities are exercised or converted, your percentage ownership in will be reduced. So long as these options, warrants, or convertible securities are exercisable, the holders will have the opportunity to profit from a rise in the price of our common stock. The existence of such options, warrants, or convertible securities may adversely affect the terms on which we can obtain additional financing. The holders of such options, warrants, or convertible securities can be expected to exercise them at a time when we would probably be able to obtain additional capital by an offering of our common stock at a price higher than the exercise price of these outstanding options, warrants, or convertible securities.

THE EXERCISE OF OUR PUT RIGHTS MAY LOWER THE MARKET PRICE OF OUR COMMON STOCK AND SUBSTANTIALLY DILUTE THE INTERESTS OF OTHER HOLDERS OF OUR COMMON STOCK.

         As we exercise our put rights under our investment agreement with Swartz Private Equity, LLC, we will be required to issue shares of our common stock to Swartz at a price below the prevailing market price of our common stock. The shares issuable to Swartz upon exercise of put rights will be issued at a price equal to the lesser of (a) the market price for our common stock minus $0.15 or (b) 92% of the market price for our common stock. Accordingly, we will issue the shares issuable to Swartz upon exercise of our put rights at a rate that will be below the market price of our common stock. This, in turn, may decrease the price of our common stock and entitle Swartz to receive a greater number of shares of our common stock upon exercise of our put rights.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This reoffer prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "except," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," as well as the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks described above and in other parts of this prospectus. These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.


                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale by Swartz Private Equity, LLC of the shares offered under this prospectus. We will, however, receive the sale price of any common stock we sell to Swartz Private Equity, LLC under our investment agreement with Swartz. We have the ability to sell to Swartz, subject to an effective registration statement and applicable volume and other limitations, up to $10,000,000 of our common stock. Additional amounts may be received if the warrants to purchase common stock are exercised. We intend to use the net proceeds received from Swartz in the following order of priority:

                           DESCRIPTION:                                                     US $:

         Expenses of Swartz Investment Agreement:
              Legal, accounting, issuance and distribution..........................$     900,000
         Inventory:
              DVD, CD and VHS cassettes.............................................      700,000
         Software development:
              Development and new software..........................................      300,000
         Marketing:.................................................................    1,000,000
         Wages, salaries and additional employees:
              Customer service, sales, and vendor relations.........................      300,000
                                                                                    -------------

         Subtotal:..................................................................$   3,200,000
         Other working capital:.....................................................    6,800,000
                                                                                    -------------

         TOTAL:.....................................................................$  10,000,000
                                                                                    =============

         The amount and timing of our actual expenditures for each of these purposes will vary significantly depending upon a number of factors, including Web site development efforts, competition, marketing and sales activity, and market acceptance of our Web sites. While we have prepared internal forecasts, we believe that these forecasts, as they apply to periods extending beyond the next few months, are inherently unreliable and that our actual cash requirements will differ materially from those we presently forecast. Our directors have discretion in the allocation and use of the net proceeds. Pending such uses, we intend to invest the proceeds in short term, investment-grade, and interest bearing securities.

         A portion of the net proceeds may also be used for possible future strategic alliances and acquisitions. This would reduce the use of the net proceeds for one or more of the uses indicated in the preceding table. We presently do not have any understandings, commitments, or agreements concerning these types of transactions.


                            MARKET FOR COMMON EQUITY

         Our common stock has been trading on the over-the-counter bulletin board ("OTCBB") under the symbol "ETDN" since February 22, 2001. The common stock was first listed on June 9, 1998 under the symbol "MNGD." From March 1, 1999 to February 22, 2001, the stock traded under the symbol "CULE." The following table sets forth the range of high and low bid quotations for each fiscal quarter for the last two fiscal years. These quotations reflect inter-dealer prices without retail mark-up, mark-down, or commissions and may not necessarily represent actual transactions.

         FISCAL QUARTER ENDING                       HIGH BID          LOW BID

         December 31, 1998......................     $ 150.00         $ 100.00
         March 31, 1999.........................     $ 156.30         $  29.00
         June 30, 1999..........................     $ 156.30         $  81.00
         September 30, 1999.....................     $ 100.00         $  44.00
         December 31, 1999......................     $  70.00         $  23.00
         March 31, 2000.........................     $ 100.00         $  29.00
         June 30, 2000..........................     $  62.50         $  15.62
         September 30, 2000.....................     $  23.44         $   7.81
         December 31, 2000......................     $   9.38         $   1.56
         March 31, 2001.........................     $   4.69         $   1.02
         June 30, 2001..........................     $   2.25         $   0.65

         On September 17, 2001, the closing price for the common stock was $1.06.

         As of July 17, 2001, there were 213 record holders of our common stock. Since our inception, no cash dividends have been declared on our common stock.


                                 DIVIDEND POLICY

         We do not anticipate paying dividends on our common stock at any time in the foreseeable future. Our board of directors plans to retain earnings for the development and expansion of our business. Our directors also plan to regularly review our dividend policy. Any future determination as to the payment of dividends will be at the discretion of our directors and will depend on a number of factors, including future earnings, capital requirements, financial condition and other factors as the board may deem relevant. We are not restricted by any contractual agreement by paying dividends.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

         Effective February 21, 2001 an arrangement was completed between the company, then known as Cool Entertainment, Inc. and E-Trend Networks, Inc., a Nevada corporation, whereby the shareholders of E-Trend Networks, Inc. exchanged all of their common shares for 4,439,371 shares of Cool common stock.

         Following the acquisition the former shareholders of E-Trend Networks, Inc. held a majority of Cool's total issued and outstanding common shares; E-Trend Networks, Inc. was thereby deemed to be the acquiror. Accordingly, the transaction has been accounted for as a reverse takeover using the purchase method whereby the assets and liabilities of Cool have been recorded at their fair market values and operating results have been included in the company's financial statements from the effective date of purchase. The fair value of the net assets acquired is equal to their book values. The excess of $300,200 of the consideration given over the net assets acquired has been recognized as a capital transaction and charged directly to the deficit.

RESULTS OF OPERATIONS

         PERIODS ENDED JUNE 30, 2001. We are considered to be in the early stages of implementing our business plan, since we have not generated significant revenues and are continuing to develop our business, particularly the Web-based site that is currently in its initial customer acquisition phase. The site (EntertainMe.com) and traditional distribution via Langara Distribution Inc., our wholly owned subsidiary, will be the engine that drives future growth.

         Sales for the three months ended June 30, 2001 increased approximately $226,671 over the previous quarter and $453,300 over the comparable quarter of the previous fiscal year. Similarly, sales of the nine months ended June 30, 2001 increased 265% from the previous fiscal year, since commercial launch of our retail web sites did not take place until March 2000. We note increased traffic on the website, as we increase our marketing initiatives and affiliations with other sites.

         Gross margins were 17% for the three months ended June, 2001 and 14% overall for the nine-month period, compared to 32% and 30% respectively for fiscal 2000 periods because of a price increase from our suppliers in the previous quarter that was not passed on to customers until close to the end of the previous quarter and unrecovered shipping expenses from a promotional event.

         Operating and development costs continued to rise because of the need to retain the services of an external contractor to complete the website design and testing. These costs, of approximately $32,000 per month, ceased at the end of June.

         Net loss for the quarter was $748,247, compared to $397,967 for the previous quarter and $239,995 for the same quarter of the previous fiscal year. The net loss for the nine-month period increased to $1,561,656 from $546,964 from fiscal 2000.

         FISCAL YEARS ENDED SEPTEMBER 30, 2000 AND 1999. We experienced a substantial increase in revenues for the year ended September 30, 2000 compared to the same period in the previous fiscal year. Revenues increased to $665,075, compared to the fiscal 1999 results of $nil. The increase is primarily as a result of the acquisition of Langara Distribution Inc. effective January 1, 2000, as well as the commercial launch of our retail web sites in March 2000.

         Cost of sales was $503,938 for the year ended September 30, 2000. Management expects that such costs will continue to increase as we increase our revenues through our planned growth. Our operating margins were 24% of sales for the year ended September 30, 2000.

         Operating and development costs were $436,764 for year ended September 30, 2000, compared to no costs in the prior fiscal year. These costs consist of leased computer equipment, computer and data content services, and salaries of staff in the site development and technology groups. General and administrative expenses increased to

$435,745 for the year ended September 30, 2000 compared to $59,564 in same period in the previous fiscal year. Expenses rose in connection with additional administrative personnel that were brought on to accommodate our growth, head office rent and utilities, professional fees and telephone charges. Advertising costs were $108,703 for year ended September 30, 2000, compared to no costs in the prior fiscal year. These costs reflect test market campaigns done in Calgary and Ottawa as well as online web-based advertising. Sales and marketing costs were $28,921 for year ended September 30, 2000, compared to no costs in the prior fiscal year. These costs consist of consulting fees and salaries paid to staff in our marketing group.

         Amortization of capital assets was $31,756 for year ended September 30, 2000, compared to no costs in the prior fiscal year. The increase is due to amortization of computer hardware and software, furniture and leasehold improvements. Amortization of goodwill was $20,329 for year ended September 30, 2000, compared to no costs in the prior fiscal year. The amortization relates to the goodwill allocated to the acquisition of Langara Distribution Inc. effective January 1, 2000.

         Other income was $89,925 for year ended September 30, 2000, compared to $4,225 in the prior fiscal year. The increase is due to interest earned on excess cash invested in money market funds and funds advanced to a major shareholder, VHQ Entertainment Inc., during the fiscal year.

         Net loss for the year increased to $811,156 for the year ended September 30, 2000 compared to $55,339 for the period ended fiscal 1999. The increase is due to increased expenses associated with development, maintenance and marketing of our e-commerce sites offset by income from our distribution subsidiary.

         The unrealized gain from the investment of $89,102 relates to the difference between the market value and cost of our investment in shares of VHQ Entertainment Inc. The foreign currency translation of $18,792 adjustment relates to unrealized losses on the translation of the financial statements to $U.S. for financial reporting purposes.

LIQUIDITY AND CAPITAL RESOURCES

         JUNE 30, 2001. At June 30, 2001, we had a working capital surplus of $269,110 compared to a surplus of $1,908,174 at September 30, 2000. To date, virtually all of our resources have been provided from the sale of common stock. At the current rate of expenditure, additional funds from the sale of common stock or debt will have to be secured to enable us to continue to operate.

         SEPTEMBER 30, 2000 AND 1999. Our operations used cash of $770,549 for the year ended September 30, 2000 versus $85,876 for the previous fiscal period. The increase was due to additional expenses associated with development, maintenance and marketing of our e-commerce site. During the twelve months ended September 30, 2000, we received net proceeds of $2,394,185 from the issuance of share capital. We advanced $200,222 to our major shareholder VHQ Entertainment Inc. during the fiscal year. During the twelve months ended September 30, 2000, we expended $195,967 on the purchase of capital assets, which included computer hardware and software, leasehold improvements and office furniture.

         At September 30, 2000, we had positive working capital of $1,908,174. This compares to September 30, 1999, when we had positive working capital $669,249.

PLAN OF OPERATION

         The e-commerce sales and distribution of filmed entertainment, video games and music is very competitive. We face a number of competitors, with competition existing on a global basis. The main competitive factors are availability, price and service. Management continues to review and assess our competitors, and is continually vigilant for industry trends.

         To be successful, we must increase sales. To do this, we must rely on working capital and outside sources of capital to finance current operations and new marketing initiatives designed to drive additional traffic. Our board of directors and management are confident that we are on the right track for significant gains in the future. The news media has been rife with reports of e-commerce failures, among them many of our competitors. However, overall Internet sales continue to increase as consumers become more comfortable with the security of the systems.

We continue to believe that our strategy of being a `second wave' online company will allow us to take advantage of the tremendous number of online purchasers in our product categories - especially as our first-wave competition continues to experience financial trouble.

         We will continue to seek strategic alliances and acquisitions that will complement our existing business and overall corporate strategy as expressed in our business plan. We believe we are poised to implement key strategic initiatives that will include:

            o increasing the number of music titles carried in Langara's inventory,
            o   adding DVD and key VHS titles to the Langara product mix,
            o   amending movie purchasing agreements to reduce product cost,
            o improving the data model and overall scalability of the e-commerce engine,
            o improving site capacity to seamlessly manage the planned increase in site traffic and sales volumes,
            o merging our three internet sites (MovieSource.com, VHQMusic.com and EntertainMe.com) into one brandable entertainment-focused supersite {EntertainMe.com (and EntertainMe.ca in Canada)},
            o   initiating new online marketing campaigns,
            o implementing new software to enable seamless B2B2C (Business to Business to Consumer) applications,
            o   obtaining new equity capital, and
            o adding strategic alliances to expand the reach of entertainment products.

         As of June 30, 2001, we had a working capital surplus of only $269,110. As a result, we will need external financing to implement our plan of operations. On July 3, 2001, we entered into an investment agreement with Swartz Private Equity, LLC. The investment agreement entitles us to issue and sell our common stock from time to time for up to an aggregate of $10 million. This financing allows us to issue common stock at our discretion as often as monthly as funds are needed in amounts based upon certain market conditions, and subject to an effective registration statement. The pricing of each common stock sale is based upon 92% of the current market prices at the time of each drawdown, or current market prices minus $0.15, whichever is lesser, and we may set a floor price for the shares at our discretion.

         There is no assurance that this financing arrangement will enable us to implement our long-term growth strategy. Accordingly, our sources of financing are uncertain if the desired proceeds from the investment agreement with Swartz are not obtained. Our failure to obtain additional financing when needed could result in delay or the indefinite postponement of attaining profitability, and the possible loss of your entire investment.

                                    BUSINESS

BACKGROUND

         We were incorporated in the State of Colorado on June 17, 1996, under the name Minas Novas Gold Corp., to engage in mining operations. From inception to January 1999, we obtained options to acquire various mining properties. On January 29, 1999, we abandoned all mining operations and proceeded to acquire all of the issued and outstanding capital stock of Cool Entertainment, Inc., a Washington corporation, in exchange solely for 65% of our outstanding common stock. The acquisition of the Washington corporation was completed March 1, 1999, and effective February 22, 1999, we changed our name to Cool Entertainment, Inc.

         From February 2000 to November 2000, we offered a variety of entertainment products on the Internet through our website, WWW.COOLENTERTAINMENT.COM. We also offered value-added services such as celebrity interviews, book reviews, online chat rooms, online games, and free e-mail accounts on its website to attract users to the website.

         Realizing that we were undercapitalized and unable to market our services properly, we searched for another business opportunity. On February 21, 2001, we acquired all of the issued and outstanding capital stock of E-Trend Networks, Inc., a Nevada corporation, in exchange solely for approximately 92% of our common stock. We changed our name to E-Trend Networks, Inc., changed our domicile to Delaware, and effected a 1-for-100 reverse split of our issued and outstanding shares of common stock.

         All of our operations are conducted through our wholly-owned subsidiary, E-Trend Networks, Inc., a Nevada corporation, which we refer to as "E-Trend", and its wholly-owned subsidiary, Langara Distribution Inc., an Alberta corporation.

E-TREND NETWORKS

         E-Trend was founded as a Nevada corporation in April 1999 by VHQ Entertainment Inc., formerly Video Headquarters Inc. The stock of VHQ trades on the Toronto Stock Exchange under the symbol "VHQ." VHQ founded E-Trend to mitigate the effects of technology on "bricks and mortar" retail operations and to expand its geographic reach by taking advantage of the continuing growth in the online market for home entertainment sales. E-Trend seeks to increase the depth of its entertainment marketing presence through the development of entertainment-related websites and through the acquisition of or distribution to both online and bricks and mortar retailers.

         We distribute packaged entertainment media, with distribution channels to both online retail e-commerce and traditional bricks and mortar retail outlets. We operate an online retail website and, through Langara Distribution, we offer fulfillment services to other Internet retailers and wholesale services to traditional retailers. By generating sales from both bricks and mortar and online organizations, we believe we are mitigating our risks and maximizing our chances for success, especially during our managed growth phase.

         Despite the failures of many Internet "dot com" companies in 2000, industry analysts still predict growth in the online retail market. We will seek to grow our online operations by:

   o     maintaining a focus on marketing through a network of affiliates;

   o     considering prudent mergers, acquisitions, and/or partnerships;

   o     increasing our depth of product offering;

   o assessing technology, such as broadband streaming and wireless, with the goal of enhancing the online experience and broadening the reach of our site if the addition of such technology is economically feasible;

   o capitalizing on our relationship with VHQ Entertainment by pursuing sales from within its growing customer base.

         We also seek to expand the operations of Langara Distribution in the following ways:

   o add movies to its inventory and expand the number of music titles it inventories;

   o capitalize on the growth of VHQ Entertainment by selling music into new stores and by increasing the inventory within existing locations;

   o increase inventory levels and SKU's in order to increase fill rates and reduce shipping times, thus offering a more attractive distribution package to customers;

   o expand strategic alliances with insurance companies to fulfill claims for replacement movies and music CDs;

   o     pursue additional e-commerce and bricks and mortar accounts;

   o     offer movies and games to accounts that currently only stock music;

   o further automate the distribution process in order to increase the volume of business that it can efficiently manage;

   o investigate the ability to expand its reach into additional retail outlets by installing Internet-enabled kiosks to enable sales of our full range of product.

ENTERTAINME.COM

         We developed EntertainMe.com as an Internet entertainment superstore. Through this website, we offer movies on DVD and VHS, music on CDs and cassette, and video games, with convenience of shopping 24 hours a day, seven days a week. Our goal is to combine the advantages of online commerce with superior customer focus in order to be the preferred online retailer for filmed entertainment, music and video games. We have designed our online storefront to offer a broad selection of products in each category, informative content, easy-to-use navigation and search capabilities, a high level of customer service, competitive pricing and personalized retail store-style merchandising and recommendations. We offer a virtual inventory that provides a selection of products that is five to ten times that of a typical "brick and mortar" retailer operating out of a traditional physical location. The site features live customer service NetReps, who are able to interact with customers in a chat-based format to offer assistance and product recommendations.

         As part of our strategic repositioning in mid-2001, we have moved our movie inventory in-house. Langara Distribution now arranges for the distribution of music, movie and game titles to our customers. These are steps toward our plan to provide the customer with one-stop shopping. The customer can now combine their orders for all of our entertainment media in one shopping cart. The customer's credit card is charged only once an order is shipped.

LANGARA DISTRIBUTION

         Early in calendar 2000, we purchased Langara Distribution from a non-affiliated third party for E-Trend common stock and warrants. Langara Distribution has direct buying relationships with all the major music labels and currently handles music supply and fulfillment for E-Trend and other Internet retailers, as well as for a number of other traditional brick and mortar companies' wholesale accounts. Further, in July 2001, Langara Distribution assumed responsibility for the supply and fulfillment of all our movies, music and video games, although Langara does not inventory any games at this time.

         In December 2000, we entered into an agreement with Video One Canada Ltd. ("Video One"), a wholesaler of pre-recorded movies and games. Video One is one of the largest distributors of pre-recorded movies in Canada. However, since Langara assumed the responsibility for the supply and fulfillment for our movies, music and video games, Langara Distribution purchases the product from Video One to fulfill all orders for our customers. We cannot assure anyone that either E-Trend or Langara will maintain our relationships with Video One, or any other supplier capable of meeting our order fulfillment requirements beyond the term of our existing strategic marketing agreements. Langara has not yet entered into an agreement directly with Video One, but is currently negotiating with Video One to finalize a distribution agreement. Currently, Video One charges Langara cost plus 11% for catalog titles and cost plus 16% for new release titles.

         We believe that Langara Distribution is able to compete within its market because:

   o it maintains relationships and alliances with a substantial number of manufacturers of entertainment products, which in turn eliminates the middleman;
   o     it carries key titles in both movie and music categories;
   o     it has developed a comprehensive business-to-business system;
   o it has developed an extensive product database which currently has approximately 115,000 music products and 39,000 video products;
   o it is able take advantage of favorable currency exchange rate in Canada; and
   o     it offers both imported and domestic entertainment products.

         The primary competitors of Langara Distribution are:

   o PINDOFF MUSIC SALES, which owns and operates the Music World stores throughout Canada and is a wholesaler and distributor of music products.
   o TOTAL SOUND, based in Edmonton, Canada, is a distributor and wholesaler of music products mainly to independent retailers located in western Canada.
   o HANDELMAN, which provides wholesale product for racking in department stores such as Wal-Mart and Zeller's.
   o RECORDS ON WHEELS, based in Ontario, Canada, is a distributor and wholesaler of music products mainly to independent retailers located in eastern and central Canada.
   o VALLEY MEDIA INC., is a U.S. based company with warehouses in California and Kentucky. Valley Media focuses its wholesale distribution of music, video, related products and data in the U.S. Valley Media is also one of the leaders in Internet fulfillment distribution.

COMPETITION

         Our competitive marketplace can be broken into two main camps: online and traditional retailers. In both cases, there are two sub-categories of retailers: those who are in the entertainment business exclusively, and those who sell multiple products, usually extending beyond the entertainment category, such as department stores.

         The online commerce market is new and rapidly evolving. We expect that our online competition will further intensify. In addition, the broader retail filmed entertainment, prerecorded music and video game industries are intensely competitive. Our competitors include, among others:

   o online retailers, such as Amazon.com, CDNow.com, DVDEmpire.com, Buy.com, and 800.com;
   o     publishers and wholesalers, such as Time Life Video and Sony;
   o traditional retailers, such as Blockbuster, Hollywood Entertainment, Tower Records, Music World, Sam Goody, Sam the Record Man, and VHQ Entertainment;
   o     mail order clubs, such as Columbia House;
   o     specialty retailers;
   o     electronic consumer stores; and
   o mass merchandisers and department stores, such as K-mart; Target; Wal-Mart; Sears; Costco.

         Many of our competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than us. Some of our competitors, like Hollywood Entertainment, Blockbuster, VHQ Entertainment, Wal-Mart, Costco and Amazon.com, also may be able to secure merchandise from vendors on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies, and devote substantially more resources to web site and systems development than we can. We believe that the principal competitive factors in our market are:

   o     price;
   o     merchandising and appeal of site;
   o     delivery;
   o     live customer service;
   o     positive shopping experience;
   o     ease of use, content quality and web site convenience;
   o     brand recognition; and
   o     selection.

         We believe we can position our business to meet the challenges facing on-line filmed entertainment, music and video game retailers because of the following key strengths:

   o FOCUSED PRODUCT OFFERING - We believe that being entirely focused on home entertainment media gives a distinct advantage over the competition. We are not trying to be everything to everyone and we believe this allows our merchandising to be more dynamic and exciting for the shopper.

   o EXPERIENCED DISTRIBUTION - Through Langara Distribution, we believe that we have the talent, experience and direct purchasing arrangements to not only fulfill efficiently for EntertainMe.com, but also for other online and traditional retail companies.

   o SATISFYING SHOPPING EXPERIENCE - With aggressive merchandising, seamless eCommerce engine and live customer service representatives, we believe that we make the total shopping experience satisfying and relevant and as close to the in-store experience as possible.

   o PERSONAL CUSTOMER SERVICE - We bring personal service to the web with our online, real-time, live customer service representatives. Our representatives answer questions about the products, offer advice, and deliver the help that the customer needs. When answering a question for a customer, our representatives have the ability to "push" a page right to the customer's browser, bringing us one step closer to the sale. For customers who prefer the more traditional methods of communication, our customers are encouraged to reach us via email.

   o RESPONSIBLY AGGRESSIVE PRICING - We believe that we are able to offer pricing that is more aggressive than the category leaders, while maintaining industry-leading margins on all product lines.

MARKETING STRATEGY

         We have adopted a strategy of capturing market share by focusing on marketing to very targeted consumers on sites that contain relevant content. We believe that this strategy allows us to dramatically reduce new customer acquisition costs.

         We utilize several online marketing opportunities to reach our market and drive targeted traffic to our sites:

   o CONTENT SITES - Content sites offer entertainment and news features to visitors, but do not sell product directly themselves. Examples are BigStar.com, Reel.com, DVDReview.com, and DVDTalk.com. We attempt to reach visitors to these sites through a variety of affiliate arrangements, sponsored links, and placement of dynamic banners.

   o PRICE COMPARISON SEARCH ENGINES - These allow surfers to compare the prices offered by vendors on a single site. Examples are MySimon.com, BizRate.com, CoolSavings.com, and PriceGrabber.com. Inclusion on such sites involves uploading the database, which is then called up by a surfer's search for a specific title. When a surfer clicks through to our listing, we pay a minimal charge to the price comparison site. Buy-rates are extremely high from this type of traffic, since the customer has already selected the product and vendor, and knows the price.

   o PAY FOR POSITION SEARCH ENGINES - This type of search engine allows firms to "sponsor" results, by bidding on key words - the higher the bid, the higher the result appears in the ranking. We have been able to drive significant traffic to our site by using this strategy on sites such as GoTo.com. Rankings on GoTo.com are also syndicated to over 75% of all search engine sites, including AOL.com and AskJeeves.com.

   o AFFILIATE SITES - Affiliates provide links directly to our site and are paid a commission on all sales that result from a visit that originates from their sites.

         Subject to the availability of capital resources, we also plan to utilize broader marketing strategies that are designed to drive traffic to our site that is pre-qualified by interest in the product lines. These strategies include:

   o OPT-IN EMAIL CAMPAIGNS - Lists will be utilized from customers on third party sites who have requested notification of information on either movies (especially DVD) or CDs. Lists from About.com, AOL and Yahoo.com will be accessed and aggressively targeted with motivating content.

   o AFFILIATE NETWORKS - Agencies have created networks of sites in which they place virtual shopping malls within existing sites, such as iVillage.com and ABC.com, on a commission basis, similar to the affiliate model described above. We believe that alliance such networks allows us to extend the reach of both EntertainMe.com's products and branding, with payment only required upon sale of products.

   o ENTERTAINMENT NETWORK SITES - Several media companies have assembled networks by joining many sites that are contextually relevant and accept third party advertising such as ours. We believe that advertising in this manner allows us to cast a broad net, while still staying within the framework of entertainment, specifically movies or music.

   o THIRD PARTY CO-REGISTRATION - Tremendous volume is being generated through lottery and gaming sites. This traffic can be efficiently harvested by messaging that requires the viewer to agree that he wishes to sign up to a new site or take advantage of an offer for a specific site. Viewers are then encouraged to "sign up" on the spot and a minimal charge is generated to the originating site. Although these viewers are not on an entertainment site, they have "agreed" to see the message about DVDs or CDs, which gives the offer a more targeted audience.

   o PUBLICITY - We try to ensure that all relevant publications, such as Yahoo's Internet Life, Sympatico's NetLife,and eCompany, have EntertainMe.com prominently displayed in editorial coverage, especially in their fall/Christmas 2001 online shopping guides.

         Lastly, we will employ several different loyalty strategies to not only retain the customers who come to our site, but encourage them to purchase more frequently. This strategy includes opt-in email messages and offers, frequency discounts, coupons, and other benefits that we believe will differentiate us from the competition.

TECHNOLOGY

         Through our consultants and technical staff, we have developed technologies and implemented systems to support distributed, reliable and scalable online retailing in a secure and easy-to-use format. Using a combination of proprietary solutions and commercially available licensed technologies, we intend to deploy systems for online content dissemination, online transaction processing, customer service, market analysis and electronic data interchange.

         HARDWARE. Our web delivery system runs on IBM NetFinity Servers. As our computing requirements grow, we intend to evaluate other platforms for additional reliability and scalability over the current Intel-based architecture.

         Our hardware is rack-mounted in "server farms" and is designed so that as business volume grows it can be duplicated in various hosting facilities to provide full redundancy in case of an Internet outage. Since outages mean downtime and an inability to do business, the system has been configured to insure that more than one piece of hardware is available to perform each business function. If any one component is out of service, traffic will be rerouted without impacting the performance of our e-commerce system.

         Graphics and basic static HTML text and graphics are served from a web server. The web server is not responsible for connectivity to the database, and is under relatively light load, as the application servers actually do all the intensive computing.

         Application servers run the catalog system. These machines are responsible for retrieving information from the database and generating personalized pages to be sent to the individual browser sessions. The servers run on the Linux platform to ensure speed.

         SOFTWARE. We believe that flexible, adaptable, and robust software is the key to our success. We must be able to adapt our site to maximize ease of use, consumer appeal, and competitive advantage. Software must also be robust enough to handle rush hour and peak season business volumes. Our web delivery system is composed of several software packages working together to comprise the entire system. The major software packages are configured as follows:

   o DATABASE - The current system runs on Oracle. The database holds all the system information such as products, pricing, contents of customer's carts, and actual orders.

   o FIREWALL - We currently run a commercial firewall product but are considering implementing a customized Linux solution in the future. The firewall software secures our information, yet is fast enough to handle the load of peak traffic times.

   o WEB SERVER - The web server that runs our website is Apache, the de facto industry standard. This server was selected for its scalability and performance, plus its ability to run on several platforms.

   o APPLICATION SERVER SOFTWARE - The current application server configuration runs on a Tom Cat, chosen for its scalability and performance.

         CONNECTIVITY. We use WorldCom, Inc. in its Calgary, Canada location for our Internet access and web hosting.

         SECURITY. Lynk Systems handles credit card payments for us. Lynk is a secure Internet payment system that the customer accesses directly from our website. To assure maximum privacy and customer security, we never see the customer's credit card number. Instead, Lynk provides a purchase authorization that can be used for future reference to the customer's order.

         ENTERTAINME.COM IS A VERISIGN SECURE SITE. The VeriSign Secure Site Program allows surfers to verify that a site offers security measures before they submit any confidential information. The logo and valid digital certificates appearing on our site assure customers that all information sent to this site, is in a secure socket layer session, is encrypted and protected against disclosure to third parties. Inclusion of the VeriSign logo encourages purchases on our site, so it is prominently displayed, especially in the final check out pages. To become a VeriSign Secure Site, we have to purchase an annual digital certificate from VeriSign.

         DATA TRANSFER. Our distribution efforts are supported by two-way data transfer applications which allow us to transmit orders to Langara Distribution and in return receive order status information, which is capable of being downloaded onto our web site.

INTELLECTUAL PROPERTY

         We use technology that we have developed internally, as well as technologies that are readily available from third party commercial packages. We enter into confidentiality and assignment agreements with all of our consultants and vendors who have access to our proprietary information.

         We currently own and use the unregistered trademark "entertainme". There is an existing Intended Use Trade Mark Application filed in the United States by Metro One Telecommunications, Inc. ("Metro One"), serial # 76189444, for the trademark "ENTERTAINME". It is our intention to oppose the trademark application of Metro One based on the fact that we have used the "entertainme" trademark since at least June 2000. We are in the process of filing our own application in the United States and Canada for the "entertainme" trademark. We cannot predict at this time if we will obtain a registration for this mark in either the United States or Canada.

GOVERNMENT REGULATION

         There are currently few laws or regulations that apply directly to the Internet. Due to the increasing popularity of the Internet, it is possible that a number of local, state, national or international laws and regulations may be adopted with respect to issues such as the pricing of services and products, advertising, user privacy, intellectual property, information security, or anti-competitive practices over the Internet. In addition, tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in Internet commerce. New state tax regulations may subject us to additional state sales, use, and income taxes. Because our business is dependent on the Internet, the adoption of any such laws or regulations may decrease the growth of Internet usage or the acceptance of Internet commerce that could, in turn, decrease the demand for our services and increase costs or otherwise have a material adverse effect on our business, results of operations, and financial condition. To date, we have not spent significant resources on lobbying or related government affairs issues, but we may need to do so in the future.

EMPLOYEES

         As of June 30, 2001, E-Trend and Langara Distribution had a total of 23 full time employees and contractors, including 5 in technology positions, 2 in marketing, 2 in site development, 3 in customer service, 7 in administrative positions, and 4 in operations. None of our employees is covered by a collective bargaining agreement. As part of our initiative to reduce overhead expenses, we will be reducing our workforce by seven positions effective October 12, 2001.

PRINCIPAL OFFICES

         Our principal executive offices are located at 5919-3rd St. S.E., Calgary, Alberta, Canada, T2H 1K3 where we lease approximately 46,008 square feet of space on a lease expiring November 2004. VHQ Entertainment Inc., our majority shareholder, and we entered into the lease with a non-affiliated third party. We also have offices in the United States located at Suite 530, 515 Seabreeze Boulevard, Fort Lauderdale, Florida 33316.

LEGAL PROCEEDINGS

         There are no legal proceedings pending against us.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         Our executive officers and directors are:

         NAME                               AGE     POSITION
         Caroline G. Armstrong               39     President and Chief Executive Officer
         Michael McKelvie                    49     Senior Vice President, Marketing and Communications
         Mike Duszynski                      39     President, Langara Distribution
         Lorne Cogswell                      50     Chief Financial Officer
         Timothy J. Sebastian                36     General Counsel and Secretary
         Gregg C. Johnson                    36     Director
         Trevor M. Hillman                   32     Director
         Len Voth                            54     Director

         Effective October 12, 2001, Mr. McKelvie will be leaving E-Trend. Our directors are elected by our shareholders and our officers are appointed annually by our board of directors. Vacancies in our board are filled by the board itself. Set forth below are brief descriptions of the recent employment and business experience of our executive officers and directors.

         CAROLINE G. ARMSTRONG, PRESIDENT AND CHIEF EXECUTIVE OFFICER. Ms. Armstrong has been our president and chief executive officer since March 2001. She served as our chief operating officer and executive vice president from December 1999 to March 2001. In the fall of 1999, she founded Infinite Possibilities, a management consulting firm based in Calgary, Alberta. From August 1998 to December 1999, Ms. Armstrong served as vice president of Westech Industrial Ltd., a private company located in Calgary, Alberta, a company in the business of industrial manufacturing and sales. Ms. Armstrong's duties at Westech Industrial Ltd. included finance, management relations, operations and strategic planning. From June 1997 to August 1998, she held the position of technical sales manager for the Calgary office of Onward Canada, a Canadian technology solution provider based in Toronto, Ontario. From August 1993 to February 1997, Ms. Armstrong served as acting general manager of BMS Ltd., a private company headquartered in Bermuda that engaged in the business of corporate computer consulting and sales. She served as an administrative director of ECS Ltd. from 1989 to 1991, an Ontario-based company, where she focused on strategic realignment and ownership consolidation. Ms. Armstrong received an honors business degree from the University of Guelph in 1984.

         MICHAEL MCKELVIE, SENIOR VICE PRESIDENT, MARKETING AND COMMUNICATIONS. Mr. McKelvie joined E-Trend from Blockbuster Canada & Universal Studios Home Video in May 2000. Mr. McKelvie helped pioneer the home video business in Canada and has held senior level marketing, sales and communications positions in the industry since it started in 1979. After serving as director, sales and marketing for Universal Studios Home Entertainment Canada in Toronto, Ontario, for 13 years from August 1977 to July 1989, he was the founding partner of EMG Media Inc., where he created and launched HOLLYWOOD@home(TM), a popular home video trade magazine. Mr. McKelvie served as president of EMG Media Inc., Oshawa, Ontario, from July 1989 to November 1997. EMG also created consumer promotions with such clients as Coca-Cola, Pepsi-Cola, Spalding, Alliance Home Entertainment and Petro-Canada. From November 1997 to April 2000, Mr. McKelvie served as senior marketing and communications manager for Blockbuster Canada Co. in Toronto, Ontario, where he managed marketing television campaigns and the creation and launch of WWW.BLOCKBUSTER.CA.

         MIKE DUSZYNSKI, PRESIDENT, LANGARA DISTRIBUTION. Mr. Duszynski is a founder of Langara Distribution Inc., our subsidiary. E-Trend purchased Langara from Mr. Duszynski and his brother in January 2000. In addition to his responsibilities with Langara, he has owned and operated a music retail store in Calgary since September 1984. His store was named Canadian retail store of the year by the Canadian Country Music Association for eight years out of the past nine as a result of excellent customer service and the best music selection in Calgary. Mr. Duszynski is a voting member of the Canadian Academy of Recording Arts and Sciences and the Canadian Country Music Association.

         LORNE COGSWELL, CHIEF FINANCIAL OFFICER. Mr. Cogswell joined E-Trend in April 2001. Since September 1998, he has been the president of LRC Strategies Inc., a company focused on assisting small and medium-sized businesses in developing business, financial, and human resource management plans. He served as the chief financial officer for Century Services Inc., a firm located in Calgary, Alberta, engaged in liquidations, auctions, and asset-based lending, from January 1998 to September 1998. From September 1996 to January 1998, Mr. Cogswell was a controller for Maritime Hydraulics (Canada) Ltd., an oilfield equipment manufacturer in Calgary, Alberta. He obtained his professional accounting designation as a Certified Management Accountant in 1994.

         TIMOTHY J. SEBASTIAN, GENERAL COUNSEL AND SECRETARY. Mr. Sebastian was appointed general counsel and secretary of VHQ Entertainment Inc. (TSE: VHQ) and E-Trend effective October 1, 2000. Mr. Sebastian graduated from the University of Alberta Law School in 1990. Mr. Sebastian articled, was an associate and then a partner with, the law firm of Bryan & Company in Edmonton and Calgary, Alberta, from July 1990 until October 2000. During his law career, Mr. Sebastian specialized in the areas of general corporate law, corporate finance, securities and intellectual property. Mr. Sebastian is also senior vice president, general counsel and corporate secretary for IROC Systems Corp. (CDNX: IRC) and corporate secretary for Chinook Testing Inc. (CDNX: NDT).

         GREGG C. JOHNSON, DIRECTOR. Mr. Johnson was the president and chief executive officer of E-Trend from July 1999 to March 2001. He has been a director since E-Trend's inception. He has been the executive vice president and a director of VHQ Entertainment since December 1997. A graduate of Osgoode Hall Law School of York University in Toronto, Canada, Mr. Johnson brings international experience to E-Trend. In his law career, he specialized in the areas of international corporate finance, banking, and commercial and securities law. Mr. Johnson was called to the Alberta bar in 1989, entering private practice in Calgary, Alberta. He then moved to Japan and joined the Japanese law firm Aoki, Christensen & Nomoto in November 1989, and focused his practice on corporate finance, concentrating on Japanese equities and the Eurobond markets.

         In March 1991, Mr. Johnson joined the law office of Dr. Mujahid Al-Sawwaf in Jeddah, Saudi Arabia, and focused his practice on international banking, joint venture, construction, and commercial law matters. In November 1993, he joined The Tracker Corporation of Toronto, Ontario, a public company trading on the NASDAQ OTC market, where he was primarily responsible for legal, financing and public reporting matters.

         Since August 1995, Mr. Johnson has provided investment banking services with Summit Capital Corporation, and has been instrumental in securing seed capital for several start-up ventures. He was a past director of a number of public companies, including Merch Performance Inc. (CDNX: MRCH), Sat-Tel Corporation (CDNX: SAJ) and IROC Systems, Corp. (CDNX: IRC), and he currently is an officer of and holds directorships with several companies, including VHQ Entertainment Inc. (TSE: VHQ), Cervus Corporation (CDNX: CVC), and Chinook Testing Inc. (CDNX: NDT).

         TREVOR M. HILLMAN, DIRECTOR. Mr. Hillman has served as a director of E-Trend since July 1999. Mr. Hillman was the operations manager of Video View Ltd., a video rental business operating in Red Deer, Alberta, Canada, from 1983 to 1994. Mr. Hillman then provided consulting services to entertainment-based retail clients through TMH Holdings Ltd. from 1994 to 1997. Since mid-1997, he has been the president of Integrated Retail Corp., a home entertainment retailer, and in late 1997, became president, chief executive officer and director of VHQ Entertainment Inc. (formerly Video Headquarters Inc.) (TSE:
VHQ). Video Headquarters Inc. acquired Integrated Retail Corp. in 1998 and now operates 45 home entertainment retail stores in western Canada under the name VHQ Entertainment. Mr. Hillman is also a director of IROC Systems Corp. (CDNX:
IRC) and Chinook Testing Inc. (CDNX: NDT).

         LEN VOTH, DIRECTOR. Mr. Voth has been a director since March 1999. Mr. Voth has held numerous computer and information systems technical and management positions at Chevron Standard Limited and British Columbia Hydro Authority throughout his career. . When BC Hydro sold off its computer systems division to Westech Information Systems Ltd. in 1988, Mr. Voth assumed the position of marketing director for the new spin-off firm, holding this position for six years before the company was reacquired by BC Hydro. He has been Managing Consultant at Westech since January 1996, providing project management, consulting and advisory services for technology selection, contract services, marketing, and operations. Mr. Voth received a bachelor's degree in mathematics in 1970 from the University of British Columbia and a diploma in computer programming from McKay Technical Institute in 1968. He is a former director and active member of the Canadian Information

Processing Society and has professional certifications as a Certified Data Processor (CDP), Information Systems Professional (ISP), and Computer Systems Professional (CSP). He has held board positions with the Better Business Bureau, mining companies, and provincial political constituencies.

CONFLICTS OF INTEREST

         Members of our management are associated with other firms involved in a range of business activities. Consequently, there are potential inherent conflicts of interest in their acting as officers and directors of our company. Insofar as the officers and directors are engaged in other business activities, we anticipate they will devote only a minor amount of time to our affairs.

         Our officers and directors are now and may in the future become shareholders, officers or directors of other companies which may be formed for the purpose of engaging in business activities similar to us. Accordingly, additional direct conflicts of interest may arise in the future with respect to such individuals acting on behalf of us or other entities. Moreover, additional conflicts of interest may arise with respect to opportunities which come to the attention of such individuals in the performance of their duties or otherwise. Currently, we do not have a right of first refusal pertaining to opportunities that come to their attention and may relate to our business operations.

         Our officers and directors are, so long as they are our officers or directors, subject to the restriction that all opportunities contemplated by our plan of operation which come to their attention, either in the performance of their duties or in any other manner, will be considered opportunities of, and be made available to us and the companies that they are affiliated with on an equal basis. A breach of this requirement will be a breach of the fiduciary duties of the officer or director. If we or the companies with which the officers and directors are affiliated both desire to take advantage of an opportunity, then said officers and directors would abstain from negotiating and voting upon the opportunity. However, all directors may still individually take advantage of opportunities if we should decline to do so. Except as set forth above, we have not adopted any other conflict of interest policy with respect to such transactions.

         We do not have any standing audit, nominating, or compensation committees of our board of directors.


                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

         The following table sets forth information the remuneration of our chief executive officers for the last three completed fiscal years.


                           SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------------------------------------------------

                                                                              LONG TERM COMPENSATION
                                                                       --------------------------------------
                              ANNUAL COMPENSATION                               AWARDS             PAYOUTS
                   -------------------------------------------------------------------------------------------------------
                                                        OTHER          RESTRICTED   SECURITIES
   NAME AND                                             ANNUAL           STOCK      UNDERLYING      LTIP       ALL OTHER
  PRINCIPAL                                            COMPENSA-        AWARD(S)     OPTIONS/      PAYOUTS     COMPENSA-
   POSITION          YEAR    SALARY ($)    BONUS ($)    TION ($)          ($)        SARS (#)        ($)        TION ($)
--------------------------------------------------------------------------------------------------------------------------
   Caroline G.      2000     Cdn$79,182      -0-          -0-             -0-         75,000         -0-          -0-
    Armstrong                                -0-          -0-             -0-           -0-          -0-          -0-
   President &
   CEO(1)<F1>
--------------------------------------------------------------------------------------------------------------------------
    Gregg C.        2000     US$16,000       -0-      US$8,400(3)<F3>     -0-           -0-          -0-          -0-
    Johnson                  Cdn$99,420
  President<F2>     1999     Cdn$32,000      -0-      US$946(3)<F3>       -0-           -0-          -0-          -0-
--------------------------------------------------------------------------------------------------------------------------

-------------------

(1)<F1>      Ms. Armstrong has been the President and Chief Executive Officer since March 2001.
(2)<F2>      Mr. Johnson was the President and Chief Executive Officer from July 1999 through February 2001.
(3)<F3>      At the time, we paid Mr. Johnson a car allowance as part of his compensation.  We no longer pay this allowance.


                                           OPTION/SAR GRANTS IN LAST FISCAL YEAR
------------------------------------------------------------------------------------------------------------------------

                                                     INDIVIDUAL GRANTS
------------------------------------------------------------------------------------------------------------------------
                                                       PERCENT OF TOTAL
                              NUMBER OF SECURITIES    OPTIONS/SARS GRANTED TO
                            UNDERLYING OPTIONS/SARS   EMPLOYEES IN FISCAL YEAR
           NAME                    GRANTED (#)                                   EXERCISE OR BASE
                                                                                   PRICE ($/SH)        EXPIRATION DATE
------------------------------------------------------------------------------------------------------------------------
  Caroline G. Armstrong           75,000(1)<F1>                11.0%                   $4.00              06/15/2010
------------------------------------------------------------------------------------------------------------------------
     Gregg C. Johnson                -0-                        --                       --                    --
------------------------------------------------------------------------------------------------------------------------
-------------------

(1)<F1>  One-third of the options vested June 15, 2001, one-third vests June 15, 2002, and one-third vest June
         15, 2003


                 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES
----------------------------------------------------------------------------------------------------------------------
                                                                        NUMBER OF SECURITIES
                                                                             UNDERLYING         VALUE OF UNEXERCISED
                          SHARES ACQUIRED ON                                UNEXERCISED             IN-THE-MONEY
         NAME                EXERCISE (#)        VALUE REALIZED ($)       OPTIONS/SARS AT         OPTIONS/SARS AT
                                                                        FISCAL YEAR END (#)     FISCAL YEAR END ($)
----------------------------------------------------------------------------------------------------------------------
                                                                            EXERCISABLE/            EXERCISABLE/
                                                                           UNEXERCISABLE           UNEXERCISABLE
----------------------------------------------------------------------------------------------------------------------
 Caroline G. Armstrong            -0-                    -0-                 -0-/75,000               -0-/-0-
----------------------------------------------------------------------------------------------------------------------
   Gregg C. Johnson               -0-                    -0-                  -0-/-0-                 -0-/-0-
----------------------------------------------------------------------------------------------------------------------

         In May 2001, we issued 30,000 shares each to Gregg Johnson, Trevor Hillman, and Len Voth for directors' fees for the remainder of fiscal 2001, and issued 30,000 shares each to Gregg Johnson and Trevor Hillman for management fees for the remainder of fiscal 2001. Also in May 2001, we granted options to purchase 100,000 shares of our common stock to each of Gregg Johnson, Trevor Hillman, and Len Voth. The options are exercisable through May 11, 2011 at $1.00 per share.

         We reimburse our officers and directors for reasonable expenses incurred during the course of their performance. Directors are issued shares of common stock on an annual basis for their attendance at meetings. Although we offer a standard medical plan, we have no longer-term incentive or compensation plans. We anticipate offering some form of incentive-based monetary compensation in the future.

STOCK OPTION PLANS

         On January 26, 2001, our shareholders adopted a new stock option plan, under which an aggregate of 4,000,000 shares of common stock are reserved for issuance pursuant to the exercise of stock options. These options may be granted to our employees, officers, directors, and consultants. We may also make awards of restricted stock under this plan. Shares issued under this plan are "restricted" in the sense that they are subject to repurchase by us at cost during the vesting period. The options issued under our previous 2001 option plan were assumed under our new stock option plan.

         The plan is designed to (i) induce qualified persons to become employees, officers, or directors of us; (ii) reward such persons for past services to us; (iii) encourage such persons to remain in our employ or associated with us; and (iv) provide additional incentive for such persons to put forth maximum efforts for the success of our business. Transactions under the plan are intended to comply with all applicable provisions under the Securities Exchange Act of 1934. This plan will remain in effect until December 22, 2010, unless soon terminated by the Board of Directors.

         Our board of directors administers the plan and determines:
   o     who will be granted options or awards;
   o     when options or awards will be granted;
   o     the number of options or shares to be granted;
   o which options may be intended to qualify as incentive stock options under the Internal Revenue Code of 1986, versus non-qualified options which are not intended to so qualify;
   o     the time or times when each option becomes exercisable;
   o     the duration of the exercise period for options;

   o the form or forms of the instruments evidencing options or awards granted under the plan;
   o     the purchase price of the shares issued under the plan;
   o the period or periods of time during which we will have a right to repurchase the shares; and
   o     the terms and conditions of such repurchase.

         The board may adopt, amend, and rescind such rules and regulations as in its opinion may be advisable for the administration of the plan. It may amend the plan without shareholder approval where such approval is not required to satisfy any statutory or regulatory requirements. The board also may construe the plan and the provisions in the instruments evidencing options granted under the plan to employee and officer participants. The board has the power to make all other determinations deemed necessary or advisable for the administration of the plan. The board may not adversely affect the rights of any participant without the consent of such participant.

         The plan contains provisions for proportionate adjustment of the number of shares for outstanding options and the option price per share in the event of stock dividends, recapitalizations resulting in stock splits or combinations or exchanges of shares.

         The board may select participants in the plan from employees and officers of us and our subsidiaries and consultants to us and our subsidiaries. In determining the persons to whom options and awards will be granted and the number of shares to be covered by each option, the board will take into account the duties of the respective persons, their present and potential contributions to our success, and such other factors as the board deems relevant to accomplish the purposes of the plan.

         STOCK OPTIONS. Only employees of us and our subsidiaries, as the term "employee" is defined for the purposes of the Internal Revenue Code will be entitled to receive incentive stock options. The option price of any incentive stock option may be not less than 100% of the fair market value per share on the date of grant of the option; provided, however, that any incentive stock option granted under the plan to a person owning more than ten percent of the total combined voting power of the common stock will have an option price of not less than 110% of the fair market value per share on the date of grant of the incentive stock option. The exercise period of options granted under the plan may not exceed ten years from the date of grant thereof. Incentive stock options granted to a person owning more than ten percent of the total combined voting power of our common stock will be for no more than five years. Except in the case of options granted to disinterested directors who administer the plan, the board will have the authority to accelerate or extend the exercisability of any outstanding option at such time and under such circumstances as it, in its sole discretion, deems appropriate. However, no exercise period may be extended to increase the term of the option beyond ten years from the date of the grant.

         An option may not be exercised unless the optionee then is an employee, officer, or consultant of us or our subsidiaries, and unless the optionee has remained continuously as an employee, officer, or consultant since the date of grant of the option. If the optionee ceases to be an employee, officer, or consultant other than by reason of death, disability, or for cause, all options granted to such optionee, fully vested to such optionee but not yet exercised, will terminate three months after the date the optionee ceases to be an employee, officer or consultant. All options which are not vested to an optionee, under the conditions stated in this paragraph for which employment ceases, will immediately terminate on the date the optionee ceases employment or association.

         If an optionee dies while an employee, officer or consultant, or if the optionee's employment, officer, or consultant status terminates by reason of disability, all options theretofore granted to such optionee, whether or not otherwise exercisable, unless earlier terminated in accordance with their terms, may be exercised at any time within one year after the date of death or disability of said optionee, by the optionee or by the optionee's estate or by a person who acquired the right to exercise such options by bequest or inheritance or otherwise by reason of the death or disability of the optionee.

         Options granted under the plan are not transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order. Options may be exercised, during the lifetime of the optionee, only by the optionee and thereafter only by his legal representative. An optionee has no rights as a shareholder with respect to any shares covered by an option until the option has been exercised.

         Unless otherwise specified in an optionee's agreement, options granted under the plan will become vested with the optionee over the course of four years from date of grant under the following schedule: 25% upon the first anniversary of the option grant and the remaining 75% monthly over the following 36 months.

         RESTRICTED STOCK AWARDS. Shares issued under the plan will be evidenced by a written restricted stock purchase agreement between us and the participant. Shares issued under the plan are transferable only if the transferee agrees to be bound by all of the terms of the plan, including our right to repurchase the shares, and only if such transfer is permissible under federal and state securities laws. To facilitate the enforcement of the restrictions on transfer, the board may require the holder of the shares to deliver the certificate(s) for such shares to be held in escrow during the period of restriction.

         Unless otherwise specified in a participant's agreement, awards of shares issued under the plan will become vested with the participant over the course of four years from date of grant under the following schedule: 25% upon the first anniversary of the grant and the remaining 75% monthly over the following 36 months.

         OUTSTANDING OPTIONS. Upon our acquisition of E-Trend, we assumed E-Trend's outstanding stock options. As of June 30, 2001, there were 966,500 stock options outstanding under the plan


                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock on July 17, 2001, by each officer and director, and all officers and directors as a group, as well as all persons who own greater than 5% of our outstanding shares, and as adjusted to reflect the issuance of the shares covered by this prospectus:

                                                                                   PERCENTAGE OF SHARES
                                                                                  BENEFICIALLY OWNED (2)<F2>

                                                   NUMBER OF SHARES            BEFORE                 AFTER
NAME OF BENEFICIAL OWNER (1)<F1>                  BENEFICIALLY OWNED          ISSUANCE              ISSUANCE

VHQ Entertainment                                     2,000,000                38.4%                  18.7%
6201 - 46th Avenue
Red Deer, AB T4N 6Z1 Canada

Sara Hallitex Corporation                              500,000                  9.6%                  4.7%
4344 Promenade Way No. 102P
Marina del Rey, CA 90292-6281

Gregg C. Johnson                                     415,905 (3)<F3>            7.8%                  3.8%
6201 - 46th Avenue
Red Deer, AB T4N 6Z1 Canada

Trevor M. Hillman                                    410,000 (3)<F3>            7.7%                  3.8%
46 Kirkwood Crescent
Red Deer, AB T4P 3F3 Canada

Len Voth                                             194,660 (3)<F3>            3.7%                  1.8%

Mike Duszynski                                        57,500 (4)<F4>            1.1%                  0.5%

Caroline G. Armstrong                                 25,000 (5)<F5>            0.5%                  0.2%

Timothy J. Sebastian                                   9,333 (6)<F6>            0.2%                  0.1%



                                       31


                                                                                   PERCENTAGE OF SHARES
                                                                                  BENEFICIALLY OWNED (2)<F2>

                                                   NUMBER OF SHARES            BEFORE                 AFTER
NAME OF BENEFICIAL OWNER (1)<F1>                  BENEFICIALLY OWNED          ISSUANCE              ISSUANCE



Michael McKelvie                                      8,333 (6)                 0.2%                  0.1%

Lorne Cogswell                                           -0-                     --                    --

All executive officers and directors as a            1,120,731 (7)<F7>         20.0%                  10.1%
group (8 persons)


---------------

(1)<F1> To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.

(2)<F2>  Percentages before issuance are based on 5,212,702 shares of common stock outstanding as of July 17, 2001. Where the persons listed on this table have the right to obtain additional shares of common stock within 60 days from July 17, 2001, these additional shares are deemed to be outstanding for the purpose of computing the percentage of class owned by such persons, but are not deemed to be outstanding for the purpose of computing the percentage of any other person. Percentages after issuance also include
         (solely for purposes of this prospectus) up to an aggregate of 5,000,000 shares of our common stock that we may sell to Swartz pursuant to our investment agreement with Swartz and 500,000 shares of common stock underlying warrants to purchase shares of our common stock issuable in connection with the investment agreement.

(3)<F3>  Includes 100,000 shares issuable upon exercise of stock options.

(4)<F4> Includes 55,000 shares issuable upon exercise of common share purchase warrants held of record by Mr. Duszynski's wife.

(5)<F5>  Includes 25,000 shares issuable upon exercise of stock options.

(6)<F6>  Includes 8,333 shares issuable upon exercise of stock options.

(7)<F7>  Includes 396,666 shares issuable upon exercise of stock options.


                              CERTAIN TRANSACTIONS

         Other than as disclosed below, none of our present directors, officers or principal shareholders, nor any family member of the foregoing, nor, to the best of our information and belief, any of our former directors, senior officers or principal shareholders, nor any family member of such former directors, officers or principal shareholders, has or had any material interest, direct or indirect, in any transaction, or in any proposed transaction which has materially affected or will materially affect us.

         VHQ ENTERTAINMENT. We have advanced Cdn.$515,000 to VHQ. The loan bears interest at 8%, is unsecured, and has no fixed terms of repayment. At June 30, 2001, $376,731 was due.

         During the nine months ended June 30, 2001, we sold $779,794 of our products to VHQ, representing 48% of our total sales. These transactions were made in the normal course of business. At June 30, 2001, $256,030 was due from VHQ for product purchases.

         DIZ INVESTMENTS LTD. Mike Duszynski, the president of Langara Distribution, owns Diz Investments Ltd, which retails primarily music and video products. During the nine months ended June 30, 2001, we sold $57,744 of our products to Diz Investments in the normal course of business. At June 30, 2001, $5,704 was due from Diz Investments for product purchases.

                          DESCRIPTION OF CAPITAL STOCK
COMMON STOCK

         We are authorized to issue up to 20,000,000 shares of common stock, $0.0001 par value per share. As of July 17, 2001, there were 5,212,702 shares of common stock outstanding, which were held of record by 213 stockholders. The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. We do not have cumulative voting rights in the election of directors, and accordingly, holders of a majority of the shares voting are able to elect all of the directors. Subject to preferences that may be granted to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor as well as any distributions to the stockholders. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all of our assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive or other subscription of conversion rights. There are no redemption or sinking fund provisions applicable to the common stock.

PREFERRED STOCK

         We are authorized to issue up to 1,000,000 shares of preferred stock, $0.0001 par value per share. There are no shares of preferred stock issued or outstanding.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is Computershare Trust Company, Inc. Its address is 12039 West Alameda Parkway, Suite Z-2, Lakewood, Colorado 80228, and its telephone number is (303) 986-5400.


                              INVESTMENT AGREEMENT
OVERVIEW

         On July 3, 2001, we entered into an investment agreement with Swartz Private Equity, LLC. The investment agreement entitles us to issue and sell our common stock from time to time for up to an aggregate of $10 million during a maximum of three years following the effective date of the registration statement of which this prospectus forms a part, so long as we meet certain listing and pricing requirements described in the investment agreement. For each common share put to Swartz, we will receive the lesser of 92% of the market price or the market price less $0.15. This right is referred to as a "put right." As of the date of this prospectus, Swartz does not have, nor has ever had, a short position in our stock.

PUT RIGHTS

         In order to invoke a put right, we must have an effective registration statement on file with the SEC registering the resale of the shares of our common stock that we issue as a consequence of our invoking the put right. Additionally, we must give at least 10 but not more than 20 business days advance notice to Swartz of the date on which we intend to exercise a particular put right and we must indicate the number of shares of common stock we intend to sell to Swartz. At our option, we may also designate a maximum dollar amount of common stock (not to exceed $2 million) that we will sell to Swartz during the put and/or a minimum purchase price per common share at which Swartz may purchase shares during the put. The designated minimum put purchase price per share can be no more than the lesser of: (a) 80% of the closing bid price on the business day before our advance notice or (b) the closing bid price on the business day before the advance put notice minus $0.225. This could affect Swartz's potential return on investment in that Swartz's purchase price may not be less than the minimum price designated by us. The number of shares of our common stock we sell to Swartz may not exceed the lesser of:

         (1)      1,500,000 shares;

         (2) 20% of the sum of the aggregate daily reported trading volumes of our common shares, excluding certain block trades of our common stock, during the 20 business days after the put date, excluding any trading days in which our common stock trades below a price based upon a minimum price, if any, that we specify in our put notice;

         (3) a number of shares which, when multiplied by their respective put share prices, equals the maximum put dollar amount; and

         (4) a number of shares that, when added to the number of shares acquired by Swartz under the investment agreement during the 61 days preceding the put date, would exceed 9.99% of our total number of shares of common stock outstanding (as calculated under Section 13(d) of the Securities Exchange Act of 1934).

         However, in no event shall Swartz be required to purchase an amount greater than 20% of the sum of the aggregate daily reported trading volume of our common stock, excluding certain block trades, during the 20 business days before the advance notice we give to Swartz.

         The market price of shares of our common stock during the 20 business days immediately following the put date is used to determine the purchase price Swartz will pay and the number of shares we will issue in return. For each share of our common stock, Swartz will pay us the lesser of (1) the market price for each share, minus $0.15, or (2) 92% of the market price for each share, except that Swartz must pay at least the designated minimum per share price, if any, we specify in our notice. However, if we specify a minimum price, the volume limitations discussed above may reduce the number of shares which Swartz is required to purchase. Market price is defined as the lowest closing bid price for our common stock during the 20 business day pricing period immediately following the put date.

         The following is an example of the calculation of a put we would issue to Swartz in connection with that put based on hypothetical assumptions:

                  For purposes of this example, suppose we provide a put notice to Swartz, and that we set the threshold price at $1.25 per share, below which we will not sell any shares to Swartz during this purchase period. For the first trading day in the example in the table below, we multiply 20% times the total shares traded (1,200) to get 240 shares and perform this calculation for each of the 20 trading days during the purchase period, excluding any days on which the daily trading price was below the trigger price. The trigger price is defined as the greater of the threshold price ($1.25 in this example) plus $0.15 or the threshold price divided by .92. In this example, the trigger price is $1.40 and trading day 18 must be excluded.

        -------------------------------------------------------------------------------------------------------------
                                           CLOSING BID               TOTAL SHARES                 NUMBER OF
               TRADING DAY                PRICE ($) (1)<F1>             TRADED                   SHARES SOLD
        -------------------------------------------------------------------------------------------------------------
                    1                         2.25                        1,200                        240
                    2                         2.15                        1,500                        300
                    3                         2.00                        1,200                        240
                    4                         2.05                        2,800                        560
                    5                         2.10                        1,800                        360
                    6                         2.10                        1,500                        300
                    7                         1.75                        2,500                        500
                    8                         1.75                        7,000                      1,400
                    9                         2.00                        4,000                        800
                    10                        1.65                          100                         20
                    11                        1.65                          100                         20
                    12                        1.80                       12,600                      2,520
                    13                        1.60                        2,300                        460
                    14                        1.60                        1,000                        200
                    15                        1.50                        3,600                        720
                    16                        1.45                        2,700                        540
                    17                        1.55                        1,600                        320
                    18                        1.25                          300                          *
                    19                        1.65                          600                        120
                    20                        1.60                          500                        100
        -------------------------------------------------------------------------------------------------------------
                  Totals                                                 48,900                      9,720
        -------------------------------------------------------------------------------------------------------------
---------------------

                                       34


<F1>     (1)  The share prices are illustrative only and should not be interpreted as a forecast of share prices or the expected or historical volatility of the share prices of our common stock.

              The total number of shares that we would issue to Swartz for this put would be 9,720 shares. Swartz will purchase the shares at a purchase price equal to the lesser of: (a) the market price for the applicable pricing period (market price is defined as the average of the three lowest volume weighted average prices during the pricing period) minus $0.15 Or (b) 92% of the market price. In this case, Swartz would pay $1.32 Per share for 9,720 shares equaling $12,830. There is no placement agent involved in this transaction to receive any other fees.

         We are registering 5,000,000 shares to be sold to swartz in puts. Therefore, in order for us to receive $10,000,000 the average sale price of these shares would need to be $2.00. Unless our share price increases substantially, we will need to register additional shares in order to access the $10,000,000 maximum.

         Our average closing price for the 30-day trading period beginning on June 18, 2001 on the OTC Bulletin Board was $1.89. The maximum allowable number of shares per put under the Investment Agreement is 1,500,000 shares. Assuming our trading price remained at its current level, even if we put the maximum allowable shares per put to swartz under the Investment Agreement, each put would yield only $2,608,200 in proceeds to us. The restrictions discussed, such as the restriction limiting the put amount to a percentage of our aggregate trading volume, may operate to prevent us from putting the maximum allowable number of shares. The average trading volume for the 30-day trading period beginning on June 18, 2001, was 2,860 shares per day. Therefore, we would have been restricted to putting 572 (20% of 2,860 shares) per day yielding approximately $19,900 in the 20-day put period. The 5,000,000 shares that Swartz may sell under this prospectus would represent almost 49% of our outstanding shares if they were all issued, and assuming that we do not issue any other shares in the future.

LIMITATIONS AND CONDITIONS PRECEDENT TO OUR PUT RIGHTS

         We may not initiate a put if, as of the proposed date of such put:

         o we have issued shares of our common stock that have been paid for by Swartz and is equal to the maximum offering amount;

         o the registration statement covering the resale of the shares becomes ineffective or unavailable for use; or

         o our common stock is not actively trading on the OTC Bulleting Board, the Nasdaq Small Cap Market, the Nasdaq National Market, the American Stock Exchange, or the New York Stock Exchange, or is suspended or delisted with respect to the trading of the common stock on such market or exchange.

         If any of the following events occur during the pricing period for a put, the volume accrual shall cease. For the put, the pricing period shall be adjusted to end 10 business days after the date that we notify Swartz of the event, and any minimum price per share we specified shall not apply to the put:

         o we have announced or implemented a stock split or combination of our common stock between the advanced put notice date and the end of the pricing period;

         o we have paid a common stock dividend or made any other distribution of our common stock between the advanced put notice date and the end of the pricing period;

         o we have made a distribution to the holders of our common stock of all or any portion of our assets or evidences of indebtedness between the put notice date and the end of the pricing period;

         o we have consummated a major transaction (including a transaction, which constitutes a change of control) between the advance put notice date and the end of the pricing period, the registration statement covering the resale of the shares becomes ineffective or unavailable for use, or our stock becomes delisted for trading on our then primary exchange; or

         o we discover the existence of facts that cause us to believe that the registration statement of which this prospectus is a part contains an untrue statement or omits to state a material fact.

SHORT SALES

         Swartz and its affiliates are prohibited from engaging in short sales of our common stock or other hedging or similar arrangements unless they have received a put notice and the amount of shares involved in a short sale does not exceed the number of shares specified in the put notice. All short sales completed by Swartz will be conducted in compliance with Regulation M.

STOCKHOLDER APPROVAL

         If we become listed on the Nasdaq Small Cap Market or the Nasdaq National Market, then we must get stockholder approval to issue more than 19.99% of our outstanding shares. Since we are currently quoted on the OTC Bulletin Board, we do not need this stockholder approval at this time.

TERMINATION OF INVESTMENT AGREEMENT

         We may terminate our right to initiate further puts or terminate the investment agreement by providing Swartz with notice of such intention to terminate; however, any such termination will not affect any other rights or obligations we have concerning the investment agreement or any related agreement, except that non-usage fees will cease to accrue thereafter. In the event of a termination, we are required to pay Swartz a fee equal to $200,000 minus 10% of the aggregate dollar amount of stock put to Swartz until the termination date.

RESTRICTIVE COVENANTS

         During the term of the investment agreement and for a period of 60 days thereafter, we are prohibited from certain transactions. These include the issuance of any convertible debt or equity securities in a private transaction. We are also prohibited from entering into any private equity line type agreements similar to the investment agreement.

RIGHT OF FIRST REFUSAL

         Swartz has a right of first refusal to purchase any shares of our common stock or any other equity securities we may issue, including debt that is convertible, exercisable, exchangeable for, or carries the right to receive, additional shares offered by us in any private capital raising transaction of equity securities that closes on or prior to 60 days after the termination of the investment agreement.

INDEMNIFICATION

         We are obligated to indemnify Swartz (including its members, officers, directors, employees, investors and agents) from all liability and losses resulting from any misrepresentations or breaches we made in connection with the investment agreement, our registration rights agreement, other related agreements, or the registration statement, including liability for violations of the Securities Act relating to integration of the private sale of stock to Swartz and the public resale of stock by Swartz.


                               SELLING STOCKHOLDER

SWARTZ PRIVATE EQUITY, LLC

         The following table sets forth information regarding beneficial ownership of shares which could be issued to Swartz Private Equity, LLC. We are registering 5,000,000 of the shares of common stock that can be sold to Swartz under the investment agreement. The shares are being registered to permit public secondary trading of such shares, and Swartz may offer the common stock for resale as it wishes. Swartz has not had any position, office, or material relationship with us within the past three years.


                                                                        PERCENTAGE OF SHARES BENEFICIALLY OWNED (1)<F1>

                                   BENEFICIAL      MAXIMUM NUMBER OF
                                  OWNERSHIP OF      SHARES OF COMMON
                                  COMMON STOCK     STOCK OFFERED FOR
                                      (2)<F2>          SALE (2)<F2>
   NAME OF BENEFICIAL OWNER                                               BEFORE OFFERING        AFTER OFFERING

Swartz Private Equity, LLC          5,500,000          5,500,000               51.3%                   0%

--------

(1)<F1> Based on 5,212,702 shares of common stock outstanding as of July 17, 2001, and includes (solely for purposes of this prospectus) up to an aggregate of 5,000,000 shares of common stock that we may sell to Swartz pursuant to our investment agreement with Swartz and 500,000 shares of common stock underlying warrants to purchase shares of our common stock issuable in connection with the investment agreement.

(2)<F2> Assumes that Swartz will sell all 5,000,000 of its shares purchasable under the investment agreement and 500,000 shares of common stock issuable upon exercise of outstanding warrants issued to Swartz as a commitment fee for entering in the investment agreement. We cannot assure you that Swartz will sell all or any of its shares. The 500,000 shares purchasable under the commitment warrant would not be deemed beneficially owned within the meaning of Sections 13(d) and 13(g) of the Exchange Act before their acquisition by Swartz.


                              PLAN OF DISTRIBUTION

         We are registering the resale of our common stock on behalf of Swartz Private Equity, LLC, the selling stockholder. A selling stockholder includes donees, transferees and pledgees selling shares of common stock received from Swartz after the date of this prospectus. This prospectus may also be used by transferees of the selling stockholder or by other persons acquiring shares, including brokers who borrow the shares to settle short sales of our common stock. If the selling stockholder transfers any of its shares, each transferee must be bound to the same restrictions and limitations that apply to the selling stockholder described in this prospectus. We will bear all costs, expenses and fees in connection with the registration of the shares offered in this prospectus. The selling stockholder will bear all brokerage commissions and similar selling expenses associated with the sale of the shares.

         The selling stockholder may offer its shares of our common stock at various times in one or more of the following transactions:

   o on any stock exchange, market or trading facility on which the shares are traded;

   o in privately negotiated transactions or otherwise, including an underwritten offering;

   o     in connection with short sales of the shares of our common stock;

   o in ordinary brokerage transactions and transactions in which a broker solicits purchasers;

   o in connection with the writing of non-traded and exchange-traded call or put options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

   o in a block trade in which a broker-dealer, as agent, may resell a portion of the block, as principal, in order to facilitate the transaction;

   o in a purchase by a broker-dealer, as principal, and resale by the broker-dealer for its account;

   o in a combination of any of the above transactions; or any other method permitted pursuant to applicable law.

         The selling stockholder may sell its shares at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices. The selling stockholder reserves the right to accept, and together with its agents from time to time, to reject, in whole or in part, any proposed purchase of the common stock to be made directly or through agents.

         The selling stockholder may use broker-dealers to sell its shares in which case broker-dealers will either receive discounts, commissions or concessions from purchasers of shares for whom they act as agents. Broker-dealers engaged by the selling stockholder may allow other broker-dealers to participate in resales.

         Swartz Private Equity, LLC is an underwriter within the meaning of
Section 2(11) of the Securities Act of 1933 with respect to any shares of common stock that it sells. Any broker-dealers or agents that act in connection with the sale of shares might be deemed to be underwriters and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

         Because Swartz Private Equity, LLC is an underwriter within the meaning of Section 2(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act. We have informed Swartz that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to its sales of our common stock in the market. We have provided Swartz with a copy of such rules and regulations.

          The anti-manipulation rules may apply to the sales activities of the selling stockholder and its affiliates. Regulation M may also restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities for a period of up to five business days prior to the commencement of such distribution. Furthermore, Regulation M generally prohibits certain participants in a distribution from bidding or purchasing for an account in which the participant has a beneficial interest. Regulation M also governs bids and purchases made to stabilize the price of a security in connection with a distribution of that security. For these reasons, Regulation M may affect the overall marketability of our common stock.

         Swartz will pay all commissions, transfer taxes and other expenses associated with its sales.


                                  LEGAL MATTERS

         Dill Dill Carr Stonbraker & Hutchings, P.C., Denver, Colorado, has given an opinion on the validity of the securities.


                                     EXPERTS

         We have included the financial statements of the company as of September 30, 2000 and 1999 and for the year ended September 30, 2000 and the period from incorporation on April 29, 1999 to September 30, 1999, in reliance upon the report of Ernst & Young LLP, independent chartered accountants, whose report has been included in this prospectus given upon the authority of that firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

         We have been subject to the reporting requirements under federal securities laws since February 2000. We have filed with the SEC a registration statement on Form SB-2 and amendments to the registration statement with respect to the securities offered through this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules that are part of the registration statement. For further information about the securities and us, you should review the registration statement and the exhibits and schedules. Statements made in this prospectus regarding the contents of any contract or document filed as an exhibit to the registration statement are not necessarily complete. You should review the copy of such contract or document so filed.

         You can inspect the registration statement, as well as the exhibits and the schedules, filed with the SEC without charge, at the SEC's office at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. You can also obtain copies of these materials from the SEC's Public Reference Section at 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. The SEC maintains a web site on the Internet that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.


                             REPORTS TO STOCKHOLDERS

         We are subject to the reporting requirements of the federal securities laws, and are required to file periodic reports, proxy statements, and other information with the SEC. We will furnish our shareholders with annual reports containing audited financial statements certified by independent public accountants following the end of each fiscal year, proxy statements, and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year following the end of such fiscal quarter.


                          INDEX TO FINANCIAL STATEMENTS

Unaudited Interim Consolidated Financial Statements - Nine Months Ended
June 30, 2001 and 2000....................................................................................F-1
     Consolidated Balance Sheets as of June 30, 2001 (Unaudited) and September 30, 2000...................F-2
     Consolidated Statements of Operations and Deficit for the Three and Nine Months Ended
         June 30, 2001 and 2000 (Unaudited)...............................................................F-3
     Consolidated Statement of Stockholders' Equity for the Nine Months Ended
         June 30, 2001 (Unaudited)........................................................................F-4
     Consolidated Statements of Cash Flows for the Three and Nine Months Ended
         June 30, 2001 and 2000 (Unaudited)...............................................................F-5
     Notes to Interim Consolidated Financial Statements for the Nine Months Ended
         June 30, 2001 and 2000 (Unaudited)...............................................................F-6

Financial Statements - September 30, 2000.................................................................F-10
     Independent Auditors' Report ........................................................................F-11
     Consolidated Balance Sheets as at September 30, 2000 and 1999........................................F-12
     Consolidated Statements of Operations and Deficit for the Twelve Months Ended September 30, 2000
         and for the Period from Incorporation on April 29, 1999 to September 30, 1999....................F-13
     Consolidated Statement of Stockholders' Equity as at September 30, 2000..............................F-14
     Consolidated Statements of Cash Flows for the Twelve Months Ended September 30, 2000
         and for the Period from Incorporation on April 29, 1999 to September 30, 1999....................F-15
     Notes to Consolidated Financial Statement - September 30, 2000.......................................F-16

               Unaudited Interim Consolidated Financial Statements of



               E-TREND NETWORKS, INC.



               Nine months ended June 30, 2001 and 2000

               (Expressed in U.S. Dollars)

E-TREND NETWORKS, INC.
Consolidated Balance Sheets

(Expressed in U.S. Dollars)

===============================================================================================================
                                                                                 June 30,        September 30,
                                                                                     2001                 2000
---------------------------------------------------------------------------------------------------------------
                                                                              (Unaudited)
ASSETS

Current assets:
     Cash and cash equivalents (note 3)                                     $     213,279        $   1,866,159
     Accounts receivable                                                           60,053               63,290
     Due from related parties (note 4):
         VHQ Entertainment Inc.                                                   256,030              207,716
         Diz Investments Ltd.                                                       5,704                6,293
         Summerhill Investment Corp., note receivable                               5,686                    -
     Inventory                                                                    246,012               40,344
     Prepaid expenses                                                              49,200                  773
     ----------------------------------------------------------------------------------------------------------
                                                                                  835,964            2,184,575

Advances to VHQ Entertainment Inc. (note 4)                                       376,731              231,709

Investment in VHQ Entertainment Inc. (note 5)                                     141,522              232,382

Property and equipment                                                            380,098              266,641

Goodwill                                                                          166,214              175,169

---------------------------------------------------------------------------------------------------------------
                                                                            $   1,900,529        $   3,090,476
===============================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Bank indebtedness (note 3)                                             $           -        $      74,816
     Accounts payable and accrued liabilities                                     566,854              201,585
     ----------------------------------------------------------------------------------------------------------
                                                                                  566,854              276,401

Stockholders' equity:
     Common shares (note 6)                                                       842,643                8,854
     Deferred stock-based compensation                                           (361,000)                   -
     Advance due from stockholder (note 4)                                        (23,720)                   -
     Additional paid-in capital                                                 3,601,406            3,601,406
     Deficit                                                                   (2,728,351)            (866,495)
     Accumulated other comprehensive income (losses):
           Unrealized gain from investment (note 5)                                 1,382               89,102
           Cumulative translation adjustment                                        1,315              (18,792)
     ----------------------------------------------------------------------------------------------------------
                                                                                1,333,675            2,814,075

Subsequent event (note 7)

---------------------------------------------------------------------------------------------------------------
                                                                            $   1,900,529        $   3,090,476
===============================================================================================================


See accompanying notes to interim consolidated financial statements.

E-TREND NETWORKS, INC.
Consolidated Statements of Operations and Deficit

(Expressed in U.S. Dollars)
(Unaudited)

===============================================================================================================
                                            Three months ended                           Nine months ended
                                                  June 30,                                    June 30,
                                    ---------------------------------       ----------------------------------
                                            2001                 2000                2001                 2000
---------------------------------------------------------------------------------------------------------------

Sales                              $     713,376       $      260,076       $   1,637,598        $     448,211

Cost of sales                            590,208              176,804           1,410,527              314,532
---------------------------------------------------------------------------------------------------------------
                                         123,168               83,272             227,071              133,679

Expenses                                 863,680              301,175           1,821,672              641,425
Depreciation                              22,188               11,841              55,861               27,294
Amortization of goodwill                   4,970               10,251              15,004               15,251
Interest and other income                (19,423)                   -            (103,810)              (3,327)

---------------------------------------------------------------------------------------------------------------
Net loss for the period                 (748,247)            (239,995)         (1,561,656)            (546,964)

Other comprehensive income (loss):
     Unrealized loss on investment        (7,310)                   -             (87,720)                   -
     Foreign currency translation
       adjustment                        (31,214)                   -              20,108                    -
     ----------------------------------------------------------------------------------------------------------
                                         (38,524)                   -             (67,612)                   -

---------------------------------------------------------------------------------------------------------------
Comprehensive loss                 $    (786,771)      $     (239,995)      $  (1,629,268)       $    (546,964)
===============================================================================================================

Deficit, beginning of period       $  (1,980,104)      $     (362,308)      $    (866,495)       $     (55,339)

Charge for excess of
   consideration given over net book
   value of assets acquired (note 2)           -                    -            (300,200)                   -

Net loss for the period                 (748,247)            (239,995)         (1,561,656)            (546,964)

---------------------------------------------------------------------------------------------------------------
Deficit, end of period             $  (2,728,351)      $     (602,303)      $  (2,728,351)       $    (602,303)
===============================================================================================================

Net loss per common share,
   basic and diluted               $       (0.17)      $        (0.05)      $       (0.35)       $       (0.12)
===============================================================================================================

Weighted average common
   shares outstanding, basic           4,472,228            4,439,371           4,472,228            4,439,371
===============================================================================================================


See accompanying notes to interim consolidated financial statements.

E-TREND NETWORKS, INC.
Consolidated Statement of Stockholders' Equity

Nine months ended June 30, 2001
(Expressed in U.S. Dollars)
(Unaudited)

===================================================================================================================
                                                                Issued Common Shares                Additional
                                                     ------------------------------------              Paid-In
                                                               Number              Amount              Capital
-------------------------------------------------------------------------------------------------------------------

Balance, September 30, 2000                                 8,853,734       $       8,854        $   3,601,406

Issued in exchange for property and equipment                  30,000              30,000                    -
                                                     ---------------------------------------------------------
                                                            8,883,734              38,854            3,601,406
=====================================================================

Common shares of Cool Entertainment, Inc.
   at time of acquisition (note 2)                         38,340,636          13,488,710                    -

Effect of 1:100 reverse stock split                       (37,957,305)                  -                    -
---------------------------------------------------------------------
                                                              383,331
Issued in exchange for common shares of Cool
   Entertainment, Inc. (note 2)                             4,439,371                   -                    -

Elimination of Cool Entertainment, Inc.  share capital
   under reverse-take-over accounting                               -         (13,488,710)                   -

Issued for settlement of notes payable (note 2)                25,000              93,789                    -

Issued for settlement of notes payable (note 2)                15,000              45,000                    -

Issued in exchange for fees and services provided             160,000             304,000                    -

Issued for deferred stock-based compensation                  190,000             361,000                    -

-------------------------------------------------------------------------------------------------------------------
Balance, June 30, 2001                                      5,212,702       $     842,643        $   3,601,406
===================================================================================================================


See accompanying notes to interim consolidated financial statements.

E-TREND NETWORKS, INC.
Consolidated Statements of Cash Flows

(Expressed in U.S. Dollars)
(Unaudited)

==============================================================================================================
                                            Three months ended                           Nine months ended
                                                 June 30,                                    June 30,
                                    ---------------------------------       ----------------------------------
                                            2001                 2000                2001                 2000
--------------------------------------------------------------------------------------------------------------

Cash provided by (used in):

Operating activities:
     Net loss for the period        $   (748,247)      $     (239,995)      $  (1,561,656)       $    (546,964)
     Add items not involving cash:
         Shares issued in exchange
           for services                  304,000                    -             304,000                    -
         Unrealized foreign exchange
           loss                          (46,512)              (8,327)            (67,037)             (14,814)
         Depreciation                     22,188               11,841              55,861               27,294
         Amortization of goodwill          4,970               10,251              15,004               15,251
         ------------------------------------------------------------------------------------------------------
         Funds used in operations       (463,601)            (226,230)         (1,253,828)            (519,233)
     Net change in non-cash
        working capital                  240,714             (304,051)             61,000             (391,353)
     ----------------------------------------------------------------------------------------------------------
                                        (222,887)            (530,281)         (1,192,828)            (910,586)

Financing activities:
     Decrease in bank indebtedness      (316,977)                   -             (74,816)                   -
     Advances from (to) related party    (24,235)                 259            (145,022)            (178,695)
     Proceeds from capital
       contributions                           -                    -                   -            2,542,351
     ---------------------------------------------------------------------------------------------------------
                                        (341,212)                 259            (219,838)           2,363,656

Investing activities:
     Purchase of property and
       equipment                         (14,170)             (59,794)            (72,214)            (352,133)
     Acquisition                               -                    -            (168,000)                   -
     ----------------------------------------------------------------------------------------------------------
                                         (14,170)             (59,794)           (240,214)            (352,133)

---------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash
   and cash equivalents                 (578,269)            (589,816)         (1,652,880)           1,100,937

Cash and cash equivalents,
   beginning of period                   791,548            2,329,465           1,866,159              638,712

---------------------------------------------------------------------------------------------------------------
Cash and cash equivalents,
   end of period                    $    213,279       $    1,739,649       $     213,279        $   1,739,649
===============================================================================================================

See accompanying notes to interim consolidated financial statements.

E-TREND NETWORKS, INC.
Notes to Interim Consolidated Financial Statements

Nine months ended June 30, 2001 and 2000
(Expressed in U.S. Dollars)
(Unaudited)

================================================================================


1.   BASIS OF PRESENTATION:

     These unaudited interim consolidated financial statements of E-Trend Networks, Inc. ("E-Trend" or the "Company") have been prepared in accordance with United States generally accepted accounting principles for interim financial information, including all normal recurring adjustments that are, in the opinion of management, necessary for the fair presentation of the consolidated balance sheet and the consolidated statements of operations and deficit, stockholders' equity and cash flows for the interim periods. There have been no changes to the accounting policies as detailed in the Company's audited financial statements for the year ended September 30, 2000 during the interim periods presented. These interim financial statements should be read in conjunction with the Company's audited financial statements for the year ended September 30, 2000. The financial information included herein is unaudited.


2.   ACQUISITION:

     Effective February 21, 2001 an arrangement was completed between E-Trend and Cool Entertainment, Inc. ("Cool") whereby the shareholders of E-Trend exchanged all of their common shares for 4,439,371 common shares of Cool.

     Following the acquisition, the former shareholders of E-Trend held a majority of the total issued and outstanding common shares of Cool; E-Trend was thereby deemed to be the acquiror. Accordingly, the transaction has been accounted for as a reverse-take-over using the purchase method whereby the assets and liabilities of Cool have been recorded at their fair market values and the operating results of Cool have been included in the Company's financial statements from the effective date of the purchase. The fair values of the net assets acquired is equal to their book values.

     As Cool was a non-operating public shell prior to the combination, no goodwill has been recognized and the excess of the consideration paid over the fair value of the identifiable assets acquired has been charged to stockholders' equity.

E-TREND NETWORKS, INC.
Notes to Interim Consolidated Financial Statements

Nine months ended June 30, 2001 and 2000
(Expressed in U.S. Dollars)
(Unaudited)

================================================================================

2.   ACQUISITION (CONTINUED):

     ===========================================================================

     Net book value of assets acquired:
         Property and equipment of Cool, at book value            $      10,940
         Assets acquired in associated transactions                      68,000
         Less working capital deficiency                                (72,351)

     ---------------------------------------------------------------------------
                                                                  $       6,589
     ===========================================================================

     Assigned value of 4,441,867 shares issued in exchange
         for shares of Cool                                       $           -
     Settlement of liability assumed by the issue of 25,000
         common shares                                                   93,789
     Issue of 15,000 on acquisition of assets in associated
         transaction                                                     45,000
     Cash paid on acquisition of assets in associated transaction        23,000
     Cash paid for transaction costs                                    145,000
     ---------------------------------------------------------------------------
                                                                        306,789

     Less excess of consideration given over net book value of
          assets acquired                                              (300,200)

     --------------------------------------------------------------------------
                                                                  $       6,589
     ===========================================================================


     Other transactions relating to the arrangement were as follows:

     (a) Change of the Company's name from Cool Entertainment, Inc. to E-Trend Networks, Inc.;

     (b) Re-domestication of the Company to the State of Delaware from the State of Nevada;

     (c) Reverse stock split of 1-for-100 common shares;

     (d) Continuance, on an equivalent basis, of all of the unexpired and unexercised outstanding stock options and warrants of the former E-Trend under the same terms and conditions;

     (e) Cancellation of all of the outstanding warrants of Cool;

     (f) Settlement of a note payable of $93,789 to Fictional Media Inc., a company controlled by stockholders of Cool, by way of the issuance of 25,000 common shares; and

     (g) Cash payment of $23,000 and the issuance of a promissory note of $45,000 by E-Trend to Fictional Media Inc. in exchange for property and equipment, subsequently settled by way of the issuance of 15,000 common shares.


3.   BANK INDEBTEDNESS:

     The Company has a line of credit of $150,000 Canadian. Drawings bear interest at prime plus 1/2% and are secured by a $150,000 U.S. deposit included in cash and cash equivalents.

E-TREND NETWORKS, INC.
Notes to Interim Consolidated Financial Statements

Nine months ended June 30, 2001 and 2000
(Expressed in U.S. Dollars)
(Unaudited)

================================================================================


4.   RELATED PARTY TRANSACTIONS:

     (a) VHQ Entertainment Inc.:

         VHQ Entertainment Inc. ("VHQ") represents the Company's major stockholder. The advances to VHQ, totaling $571,757 Canadian, bear interest at 8%, are unsecured and have no fixed terms of repayment. For the three and nine months ended June 30, 2001, the Company accrued interest income of $6,925 and $20,985, respectively (2000 - $4,832 and $12,596, respectively).

         During the three and nine months ended June 30, 2001 the Company sold $315,068 and $779,794, respectively, (2000 - $217,781 and $357,258, respectively) of its products to VHQ, representing 44% and 48% of total sales (2000 - 84% and 80%). These transactions are considered to be in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties. The current amount due from VHQ relates to such sales.

     (b) Diz Investments Ltd.:

         During the three and nine months ended June 30, 2001 the Company sold $3,764 and $57,744, respectively, (2000 - $488 and $1,282, respectively) of its products to Diz Investments Ltd., a company owned by two of the Company's stockholders. These transactions are considered to be in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

     (c) Summerhill Investment Corp.:

         Summerhill Investment Corp. is a shareholder of the Company. The receivable of $5,686 is for unpaid interest on a fully-paid loan.

     (d) Stockholder:

         The advance due from a stockholder relates to the purchase of common shares of the Company. The subject shares serve as security for the advance.

E-TREND NETWORKS, INC.
Notes to Interim Consolidated Financial Statements

Nine months ended June 30, 2001 and 2000
(Expressed in U.S. Dollars)
(Unaudited)

================================================================================


5.   INVESTMENT:

     On January 21, 2000 the Company purchased 99,900 common shares of VHQ, a publicly-traded Canadian company, in exchange for 100,000 shares of the Company at an assigned value of $150,000.

     =========================================================================================================
                                                                                June 30, 2001
                                                        ------------------------------------------------------
                                                           Translated          Unrealized             Recorded
                                                           cost basis                gain                basis
     ---------------------------------------------------------------------------------------------------------

     Video Headquarters Inc. common shares             $      140,140       $       1,382        $     141,522
     =========================================================================================================


6.   SHARE CAPITAL:

     There were 1,067,160 stock options outstanding at June 30, 2001 having a weighted average exercise price of $4.59 and expiring on various dates to December 2004.

     There were 100,000 common share purchase warrants outstanding at June 30, 2001. Each warrant entitles the holder to purchase one common share of the Company for $4.00 and expires on April 20, 2002. These warrants were issued in connection with the acquisition of Langara Distribution Inc.

     Effective April 20, 2001 the shareholders approved a change to the Company's authorized share capital from 20,000,000 preferred shares with a par value of $0.0001 per share and 80,000,000 common shares with a par value of $0.0001 per share to 1,000,000 preferred shares with a par value of $0.0001 per share and 20,000,000 common shares with a par value of $0.0001 per share.


7.   SUBSEQUENT EVENT:

     On July 3, 2001 the Company executed an equity financing agreement with a U.S.-based corporation. The agreement is subject to the completion and filing of the required regulatory documentation. Under the agreement the Company can, under certain conditions, put common shares to the investor to a maximum of $10 million over a three-year period.

Financial Statements

E-TREND NETWORKS, INC.
(formerly The Moviesource.com Corp.)
September 30, 2000

                          INDEPENDENT AUDITORS' REPORT





To the Stockholders of
E-Trend Networks, Inc.


We have audited the accompanying consolidated balance sheets of E-Trend Networks, Inc. and subsidiary (formerly The Moviesource.com Corp.) as at September 30, 2000 and 1999 and the related statements of operations and deficit, stockholders' equity and cash flows for the year ended September 30, 2000 and for the period from incorporation on April 29, 1999 to September 30, 1999. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements referred to above present fairly, in all material respects, the financial position of E-Trend Networks, Inc. (and subsidiary) as at September 30, 2000 and the results of its operations and its cash flows for the year ended September 30, 2000 and for the period from incorporation on April 29, 1999 to September 30, 1999 in conformity with accounting principles generally accepted in the United States.


                                                    /s/ ERNST & YOUNG LLP
Calgary, Canada
November 21, 2000                                          Chartered Accountants

                             E-TREND NETWORKS, INC.

                           CONSOLIDATED BALANCE SHEETS


As at September 30


                                                        2000          1999
                                                      (U.S. $)      (U.S. $)
                                                    ----------------------------

ASSETS
CURRENT
Cash and cash equivalents [NOTE 6]                    1,791,343       638,712
Accounts receivable                                      69,583         3,297
Due from related company [NOTE 9]                       207,716            --
Inventory                                                40,344            --
Prepaid expenses                                            773        45,060
                                                    ----------------------------
                                                      2,109,759       687,069

INVESTMENT [NOTE 4]                                     232,382            --

DUE FROM RELATED COMPANY [NOTE 9]                       231,709        31,487

CAPITAL ASSETS [NOTE 5]                                 266,641        25,000

GOODWILL [NOTE 3]                                       175,169            --
                                                    ----------------------------

                                                      3,015,660       743,556
                                                    ============================

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT
Accounts payable and accrued liabilities                201,585        17,820
                                                    ----------------------------

COMMITMENTS [NOTE 11]

STOCKHOLDERS' EQUITY
Authorized
   25,000,000 preferred shares, par value $0.001
   25,000,000 common shares, par value $0.001
Issued
   Common shares [NOTE 7]                                 8,854         6,850
Additional paid in capital [NOTE 7]                   3,601,406       774,225
Accumulated deficit                                    (866,495)      (55,339)
Unrealized gain from investment                          89,102            --
Cumulative translation adjustment                       (18,792)           --
                                                    ----------------------------
                                                      2,814,075       725,736
                                                    ----------------------------

                                                      3,015,660       743,556
                                                    ============================

SEE ACCOMPANYING NOTES

On behalf of the Board:


                                Director                    Director

                             E-TREND NETWORKS, INC.


                CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT


                                                           FOR THE TWELVE    FOR THE PERIOD FROM
                                                            MONTHS ENDED       INCORPORATION ON
                                                            SEPTEMBER 30,     APRIL 29, 1999 TO
                                                                2000          SEPTEMBER 30, 1999
                                                              (U.S. $)             (U.S. $)
                                                          ---------------------------------------
REVENUE                                                         665,075                   --

COST OF SALES                                                   503,938                   --
                                                          ---------------------------------------
                                                                161,137                   --
                                                          ---------------------------------------

EXPENSES
Operating and development                                       436,764                   --
General and administrative                                      435,745               59,564
Advertising costs                                               108,703                   --
Sales and marketing                                              28,921                   --
Amortization of capital assets                                   31,756                   --
Amortization of goodwill                                         20,329                   --
                                                          ---------------------------------------
                                                              1,062,218               59,564
                                                          ---------------------------------------

LOSS BEFORE THE FOLLOWING                                      (901,081)             (59,564)

INTEREST INCOME                                                  89,925                4,225
                                                          ---------------------------------------

NET LOSS FOR THE PERIOD [NOTE 10]                              (811,156)             (55,339)
                                                          ---------------------------------------
OTHER COMPREHENSIVE INCOME

Unrealized gain from investment                                  89,102                   --
Foreign currency translation adjustment                         (18,792)                  --
                                                          ---------------------------------------
                                                                 70,310                   --
                                                          ---------------------------------------

COMPREHENSIVE LOSS                                             (740,846)             (55,339)
                                                          =======================================

DEFICIT, BEGINNING OF PERIOD                                    (55,339)                  --

NET LOSS FOR THE PERIOD                                        (811,156)             (55,339)
                                                          ---------------------------------------

DEFICIT, END OF PERIOD                                         (866,495)             (55,339)
                                                          =======================================


BASIC AND DILUTED LOSS PER SHARE [NOTE 8]                         (0.10)               (0.02)
                                                          =======================================


SEE ACCOMPANYING NOTES

                             E-TREND NETWORKS, INC.


                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY



As at September 30, 2000

                                                                COMMON STOCK
                                                        -----------------------------
                                                                                        PAID IN
                                                          NUMBER OF       AMOUNT        CAPITAL
                                                            SHARES       (U.S. $)      (U.S. $)
                                                        -----------------------------------------

Issuance of common stock [NOTE 7]                          6,850,000        6,850        774,225
                                                        -----------------------------------------

Balance, September 31, 1999                                6,850,000        6,850        774,225

Issuance of common shares for cash [NOTE 7]                1,618,734        1,619      2,395,732

Issuance of common shares for services [NOTE 7]               85,000           85         84,915

Issuance of common shares on acquisition of
   subsidiary [NOTES 3 AND 7]                                200,000          200        199,800

Issuance of common shares for shares in investment
   [NOTES 4 AND 7]                                           100,000          100        149,900

Share issue costs                                                 --           --         (3,166)
                                                        -----------------------------------------

Balance, September 30, 2000                                8,853,734        8,854      3,601,406
                                                        =========================================

SEE ACCOMPANYING NOTES

                             E-TREND NETWORKS, INC.


                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                           FOR THE TWELVE    FOR THE PERIOD FROM
                                                            MONTHS ENDED       INCORPORATION ON
                                                            SEPTEMBER 30,     APRIL 29, 1999 TO
                                                                2000          SEPTEMBER 30, 1999
                                                              (U.S. $)             (U.S. $)
                                                          ---------------------------------------

CASH WAS PROVIDED BY (USED FOR):

OPERATING ACTIVITIES
Net loss for the period                                        (811,156)            (55,339)
Amortization                                                     52,085                  --
Add (deduct) following item:
   Net change in non-cash working capital                       (11,478)            (30,537)
                                                          ---------------------------------------
                                                               (770,549)            (85,876)
                                                          ---------------------------------------

FINANCING ACTIVITIES
Proceeds from capital contributions                           2,394,185             781,075
Due from related company                                       (200,222)            (31,487)
                                                          ---------------------------------------
                                                              2,193,963             749,588
                                                          ---------------------------------------

INVESTING ACTIVITY
Purchase of capital assets                                     (195,967)            (25,000)
                                                          ---------------------------------------

INCREASE IN CASH                                              1,227,447             638,712

CASH, BEGINNING OF PERIOD                                       638,712                  --
                                                          ---------------------------------------

CASH, END OF PERIOD                                           1,866,159             638,712
                                                          =======================================


SEE ACCOMPANYING NOTES

                             E-TREND NETWORKS, INC.

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENT

September 30, 2000 (expressed in U.S. dollars)


1.   BASIS OF PRESENTATION

The Corporation was incorporated as The Moviesource.com Corp. under the Business Corporations Act (Nevada) on April 29, 1999. The Corporation changed its name effective February 10, 2000 to E-Trend Networks, Inc. The Corporation is committed to the business of e-commerce sales and distribution of filmed entertainment, video games and music.

The consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiary, Langara Distribution Inc., an Alberta, Canada corporation.

2.   SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the Corporation have been prepared in accordance with accounting principles generally accepted in the United States. The presentation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

CASH EQUIVALENTS

The Corporation considers cash invested in money market funds with a maturity of 90 days or less, amounting to $1,812,301 (1999 - $617,328), to be cash equivalents.

CAPITAL ASSETS

Capital assets are recorded at cost. Amortization is provided on the bases and at rates designed to amortize the cost of assets over their estimated useful lives. Amortization is recorded using the declining balance method at the following annual rates:

                 Furniture and fixtures          - 10%
                 Computer hardware               - 30%
                 Computer software               - 20%
                 Leasehold improvements          Over term of lease

CONCENTRATION OF CREDIT RISK

The financial instruments of the Corporation that are exposed to concentration of credit risk consist primarily of cash and short term deposits. The Corporation's cash and cash equivalents are placed with high quality major Canadian chartered banking institutions, limiting its exposure of credit risk.

GOODWILL

Goodwill is recorded at cost and is being amortized on a straight-line basis over 10 years. The recoverability of goodwill is assessed periodically based on management estimates of undiscounted future operating income from each of the acquired businesses to which the goodwill relates.

                             E-TREND NETWORKS, INC.

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENT

September 30, 2000 (expressed in U.S. dollars)


FINANCIAL INSTRUMENTS

Financial instruments of the Corporation consist mainly of cash and cash equivalents, accounts receivable, due from related company and accounts payable and accrued liabilities. At September 30, 2000, there are no significant differences between the carrying values of these amounts and their estimated market values.

REVENUE RECOGNITION

Gross revenue from product sales is recognized as the product is delivered. Sales returns are limited to 15% of the total sales to each unrelated customer and are credited against future sales.

INCOME TAXES

Income taxes are computed using the liability method. Under the liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.
Recognition of deferred tax assets is limited to amounts considered by management to be more likely than not of realization in future periods.

INVESTMENT

Investment is publicly traded equity securities classified as available for sale and are recorded at market. Unrealized gains and losses are reflected in other comprehensive income.

ADVERTISING COSTS

Advertising costs are expensed as incurred.

STOCK BASED COMPENSATION

The Corporation applies the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock option plans. Accordingly, no compensation cost is recognized in the accounts as options are granted with an exercise price that approximates the prevailing market price.

COMPUTATION OF LOSS PER SHARE

Basic loss per stock is computed by dividing the net loss attributable to common stockholders by the weighted average number of common stock outstanding for that period. Diluted loss per stock is computed giving effect to all dilutive potential common stock that were outstanding during the period. Dilutive potential common stock consist of incremental common stock issuable upon exercise of convertible securities. At September 30, 2000, there were no dilutive potential common stock and therefore the dilutive loss per stock is equivalent to the basic loss per stock.

                             E-TREND NETWORKS, INC.

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENT

September 30, 2000 (expressed in U.S. dollars)


FOREIGN CURRENCY TRANSLATION

The functional currency of the Corporation and its subsidiary is the Canadian dollar. Accordingly, all assets and liabilities are translated at the year end exchange rate and revenues and expenses are translated at average exchange rates. Gains and losses arising from the translation of the financial statements of the Corporation are recorded in a "Cumulative Translation Adjustment" account in stockholders' equity.

Transactions denominated in foreign currencies are translated at the exchange rate on the transaction date. Foreign currency denominated monetary assets and liabilities are translated at the exchange rate in effect of the balance sheet date. The resulting exchange gains and losses on these items are included in net earnings.

3.   ACQUISITION

The Corporation acquired all of the issued and outstanding shares of Langara Distribution Inc. ("Langara") effective January 1, 2000 for consideration of 200,000 common shares valued at $1.00 per share and 200,000 share purchase warrants exercisable at $2.00 per warrant from the date of issuance. The ascribed value of this transaction was $200,000 and no value has been ascribed to the warrants. This acquisition was accounted for by the purchase method allocating all of the purchase price to goodwill. The operating results of Langara are included in the consolidated statements of operations and deficit from the date of acquisition. The pro-forma loss and pro-forma loss per share for the year ended September 30, 1999 giving effect to the acquisition of Langara as though it had occurred as at October 1, 1998 do not differ materially from that recorded.

4.   INVESTMENT

On January 21, 2000, the Corporation swapped 99,900 common shares of Video Headquarters Inc., ("Video Headquarters") a publicly traded Canadian company, for 100,000 shares of the Corporation at a value of $150,000.

                                                  SEPTEMBER 30, 2000
                                       -----------------------------------------
                                       TRANSLATED    UNREALIZED    RECORDED
                                       COST BASIS       GAIN         BASIS
                                           $              $            $
                                       -----------------------------------------

Video Headquarters common shares        143,280           89,102       232,382
                                       =========================================

                             E-TREND NETWORKS, INC.

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENT

September 30, 2000 (expressed in U.S. dollars)


5.   CAPITAL ASSETS

                                              SEPTEMBER 30, 2000
                            ----------------------------------------------------
                                                   ACCUMULATED     NET BOOK
                                    COST          AMORTIZATION       VALUE
                                     $                 $               $
                            ----------------------------------------------------

Furniture and fixtures               8,196              404            7,792
Leasehold improvements              25,545            1,277           24,268
Computer hardware                   31,718            4,468           27,250
Computer software                  232,938           25,607          207,331
                            ----------------------------------------------------

                                   298,397           31,756            266,641
                            ====================================================

                                              SEPTEMBER 30, 1999
                            ----------------------------------------------------
                                                  ACCUMULATED      NET BOOK
                                    COST          AMORTIZATION       VALUE
                                     $                 $               $
                            ----------------------------------------------------

Computer software                   25,000               --           25,000
                            ====================================================

6.   LINE OF CREDIT

The Corporation has a line of credit with a limit of $150,000 which accrues interest at prime plus 0.5% per annum. As at September 30, 2000, this line of credit had an overdraft balance of $74,816.

7.   SHARE CAPITAL

AUTHORIZED

25,000,000 common shares at $0.001 per value
25,000,000 preferred shares at $0.001 per value

COMMON STOCK ISSUED

As of September 30, 1999, 6,075,000 and 775,000 common shares had been issued at $0.001 and $1.00 per share.

On October 1, 1999, 85,000 common shares were issued for services provided by three consultants in relation to the development of the Corporation's website for $1.00 per share.

On March 22, 2000, 1,618,734 common shares were issued for cash consideration at prices of $1.00 and $1.50 per share.

On January 21, 2000, 100,000 common shares were issued at $1.50 in exchange for common shares in Video Headquarters.

On January 1, 2000, 200,000 shares were issued to acquire Langara with an ascribed value of $1.00 per share.

                             E-TREND NETWORKS, INC.

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENT

September 30, 2000 (expressed in U.S. dollars)

OPTIONS

The Company is authorized to grant employees, directors and officers options to purchase up to 2,000,000 common shares. The following table details the options outstanding at September 30, 2000:

                                            NUMBER OF       WEIGHTED AVERAGE
                                             OPTIONS         EXERCISE PRICE
                                                #                   $
                                         ---------------------------------------

Outstanding at September 30, 1999                  --                 --
Granted                                     1,438,000                1.99
                                         ---------------------------------------

Outstanding at September 30, 2000           1,438,000                1.99
                                         =======================================

Exercisable at September 30, 2000               9,700                1.26
                                         =======================================

The fair value for these  options  was  estimated  at the date of grant  using a
Black-Scholes   option   pricing  model  with  the  following   weighted-average
assumptions.

                                                                    2000
                                                                      $
                                                               ---------------

Risk free interest rate                                             7.50%
Dividend yield                                                       0%
Volatility factors of expected market price                          100%
Weighted average expected life of the options                      2 years

The Black-Scholes options valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, the valuation model calculates the expected stock price volatility based on highly subjective assumptions. Because the Corporation's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Pro forma disclosures of loss and loss per common share are presented below as if the Corporation had adopted the cost recognition requirements under FAS 123. The compensation cost for the stock-based compensation was approximately $1,048,300.

                                                                        2000
                                                                          $
                                                                    ------------

Loss                                       As reported                  811,156
                                           Pro forma                  1,859,456
Basic and diluted loss per common share    As reported ($/share)         (0.10)
                                           Pro forma ($/share)           (0.23)

WARRANTS

On September 30, 2000, there were 200,000 common share purchase warrants issued and outstanding. Each warrant entitles the holder to purchase one common share of the Corporation for $2.00 per share expiring April 20, 2002.

                             E-TREND NETWORKS, INC.

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENT

September 30, 2000 (expressed in U.S. dollars)

8.   LOSS PER SHARE

                                                                       SEPTEMBER      SEPTEMBER
                                                                        30, 2000       30, 1999
                                                                            $              $
                                                                    -------------------------------

Net loss                                                                 811,156          55,339
Weighted average number of common shares outstanding                   7,946,310       2,857,943
                                                                    -------------------------------

Loss per common share - basic and diluted                                 (0.10)          (0.02)
                                                                    ===============================

9.   RELATED PARTY TRANSACTIONS AND ECONOMIC DEPENDENCE

The due from related company of $231,709 represents an advance to the Corporation's major shareholder, Video Headquarters. The advance bears interest at 8% per annum, is unsecured and has no fixed terms of repayment. At September 30, 2000, the Corporation received interest income of $17,056 from Video Headquarters.

The Corporation sold $608,305 of its products to Video Headquarters and at September 30, 2000, owes the Corporation $207,716 in trade receivables. The Corporation does not limit sales returns from Video Headquarters and receives 91.5% of its sales from Video Headquarters.

10.  INCOME TAXES

The income tax benefit differs from the amount computed by applying the Canadian federal statutory tax rates to the loss before income taxes for the following reasons:

                                                                       SEPTEMBER      SEPTEMBER
                                                                        30, 2000       30, 1999
                                                                            $              $
                                                                    -------------------------------

Income tax benefit at Canadian statutory rates (44.62%)                 (373,714)        (24,692)
Increase (decrease) in taxes resulting from:
Change in deferred tax asset valuation allowance                         373,714          24,692
                                                                    -------------------------------

Income tax benefit                                                            --              --
                                                                    ===============================

Future income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the Corporation's future income tax assets are as follows:

                                                                       SEPTEMBER      SEPTEMBER
                                                                        30, 2000       30, 1999
                                                                            $              $
                                                                    -------------------------------

Non-capital loss carryforwards                                           371,374          24,692
Undepreciated capital costs in excess of book value of capital
   assets                                                                 17,961              --
                                                                    -------------------------------
Net future tax assets                                                    389,335          24,692
Valuation allowance                                                     (389,335)        (24,692)
                                                                    -------------------------------

                                                                               --               --
                                                                    ===============================

                             E-TREND NETWORKS, INC.

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENT

September 30, 2000 (expressed in U.S. dollars)


11.  COMMITMENTS

The Corporation is committed to the following rental payments under various equipment leases:

                                                $
                                           -------------

                       2001                    82,820
                       2002                    53,958
                       2003                    55,812
                       2004                    21,404
                       2005                     5,351
                                           -------------

                                               219,345
                                           =============

12.  SUBSEQUENT EVENT

On November 3, 2000, the Corporation entered into a letter of intent to be acquired, by way of a share exchange and reorganization, by Cool Entertainment Inc. The Corporation will be the successor company after conclusion of the proposed transaction.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.      INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under  Section  145 of the  General  Corporate  Law  of  the  State  of
Delaware, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Bylaws (Exhibit 3.2 hereto) also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Delaware law.

         The Registrant's Certificate of Incorporation (Exhibit 3.1 hereto) provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its Stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.


ITEM 25.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses to be paid by the registrant in connection with the securities being registered are as follows:

        Securities and Exchange Commission filing fee........$     1,457.50
        Accounting fees and expenses.........................      5,000.00
        Blue sky fees and expenses...........................      1,000.00
        Legal fees and expenses..............................     20,000.00
        Transfer agent fees and expenses.....................      2,000.00
        Printing expenses....................................      2,000.00
        Miscellaneous expenses...............................      8,542.50
                                                              --------------

        Total................................................$    40,000.00
                                                              ==============

         All amounts are estimates except the SEC filing fee. The Selling Stockholder will be bearing the cost of its own brokerage fees and commissions and its own legal and accounting fees.


ITEM 26.      RECENT SALES OF UNREGISTERED SECURITIES.

         Since July 1998, the Registrant has issued and sold the unregistered securities set forth in the tables below. The information has been adjusted to reflect the reorganization of the Common Stock.

COMMON STOCK:
----------------------------------------------------------------------------------------------------------------------

DATE            PERSONS OR CLASS OF PERSONS                  NUMBER OF SHARES    CONSIDERATION
----------------------------------------------------------------------------------------------------------------------
01/29/99        Advantage Investment Holdings, Ltd.                     2,498    cash of $99,927
                and Andrew Robinson
----------------------------------------------------------------------------------------------------------------------
01/29/99        Clement Lau, William Hadcock, Len                     231,840    Shares of Cool Entertainment, Inc.
                Voth, and Marc Belcourt
----------------------------------------------------------------------------------------------------------------------


                                      II-1



------------------------------------------------------------------------------------------------------------------------
DATE            PERSONS OR CLASS OF PERSONS                  NUMBER OF SHARES    CONSIDERATION
------------------------------------------------------------------------------------------------------------------------

04/26/99 -      Advantage Investment Holdings Ltd.,                    19,242    cash of $776,000
11/22/00        Cerris Finance Limited, Worgan
                Corporation and Merrow International
------------------------------------------------------------------------------------------------------------------------
02/01/00        Orienstar Finance Limited                               4,778    cash of $224,000
------------------------------------------------------------------------------------------------------------------------
03/01/00 -      Charterbridge Financial                                 2,660    consulting services valued at $151,480
08/24/00
------------------------------------------------------------------------------------------------------------------------
03/01/00        Bulletin Board Times                                       50    services rendered valued at $3,125
------------------------------------------------------------------------------------------------------------------------
02/21/01        Shareholders of E-Trend Networks, Inc.              4,441,867    Shares of E-Trend Networks, Inc. (a
                                                                                 Nevada corporation)
------------------------------------------------------------------------------------------------------------------------
05/23/01        Clement Lau, William Hadcock, Len Voth                 40,000    payment of notes in the amount of
                and Marc Belcourt                                                $137,789
------------------------------------------------------------------------------------------------------------------------
05/23/01        Garrett K. Krause                                     200,000    consulting services valued at $380,000
------------------------------------------------------------------------------------------------------------------------
05/23/01        Gregg Johnson, Len Voth, and Trevor                    90,000    directors' fees for fiscal year 2001
                Hillman                                                          valued at $90,000
------------------------------------------------------------------------------------------------------------------------
05/23/01        Gregg Johnson and Trevor Hillman                       60,000    management fees for fiscal year 2001
                                                                                 valued at $114,000
------------------------------------------------------------------------------------------------------------------------

         No underwriters were used in the above transactions. The registrant relied upon the exemption from registration contained in Section 4(2) as to all of the transactions except for the sales of shares in January 1999, the sale of shares to Orienstar Finance Limited, and the exchange of shares with the shareholders of E-Trend Networks, Inc. The registrant relied upon Rule 504 for the sales of shares in January 1999 and the sale of shares to Orienstar Finance Limited, and upon Rule 506 for the exchange transaction. With regard to the transactions made in reliance on the exemption contained in Section 4(2), the purchasers were deemed to be sophisticated with respect to the investment in the securities due to their financial condition and involvement in the registrant's business. Restrictive legends were placed on the stock certificates evidencing the shares issued in the Section 4(2) transactions.


ITEM 27.      EXHIBITS
--------------------------------------------------------------------------------

   EXHIBIT
     NO.       DOCUMENT
--------------------------------------------------------------------------------
     2.1       Agreement and Plan of Share Exchange (1)
--------------------------------------------------------------------------------
     3.1       Certificate of Incorporation, as amended
--------------------------------------------------------------------------------
     3.2       Bylaws
--------------------------------------------------------------------------------
     5.1       Opinion of Dill Dill Carr Stonbraker & Hutchings, P.C.
--------------------------------------------------------------------------------
    10.1       Amended and Restated Investment Agreement with Swartz Private
               Equity, LLC
--------------------------------------------------------------------------------
    10.2       Amended and Restated Registration Rights Agreement with Swartz
               Private Equity, LLC
--------------------------------------------------------------------------------
    10.3       Amended Warrant to Purchase Common Stock issued to Swartz Private
               Equity, LLC
--------------------------------------------------------------------------------
    10.4       Proposed Form of Video One Canada Ltd. Business Agreement
               with Langara Distribution (2)
--------------------------------------------------------------------------------

   EXHIBIT
     NO.       DOCUMENT
--------------------------------------------------------------------------------
    10.5       2001 Stock Plan (1)
--------------------------------------------------------------------------------
     21        Subsidiaries of the Registrant
--------------------------------------------------------------------------------
    23.1       Consent of Dill Dill Carr Stonbraker & Hutchings, P.C.
               Reference is made to Exhibit 5.1
--------------------------------------------------------------------------------
    23.2       Consent of Ernst & Young, LLP
--------------------------------------------------------------------------------
-----------------
   (1) Incorporated by reference to the exhibits to the registrant's definitive proxy statement filed January 2, 2001
   (2) Portions of this exhibit have been omitted pursuant to a request for confidential treatment.


ITEM 28.      UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The Registrant hereby undertakes that:

              (1) For determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the issuer pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time the Commission declared it effective.

              (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial BONA FIDE offering of those securities.

         The Registrant hereby undertakes to:

              (1)  File,   during  any  period  in  which  it  offers  or  sells
securities, a post-effective amendment to this registration statement to:

                     (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                     (iii)   Include   any   additional   or  changed   material
information on the plan of distribution.

              (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

              (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Calgary, Province of Alberta, Canada on September 24, 2001.

                                E-TREND NETWORKS, INC.


                                By:    /s/ CAROLINE G. ARMSTRONG
                                   --------------------------------------------
                                       Caroline G. Armstrong
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER


         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

SIGNATURE                                TITLE                                          DATE

                                         President and Chief Executive Officer
/s/ CAROLINE G. ARMSTRONG                (Principal Executive Officer)                    September 24, 2001
------------------------------------                                                    ------------------------
Caroline G. Armstrong
                                         Interim Chief Financial Officer
                                         (Principal Financial and Accounting
/s/ LORNE COGSWELL                       Officer)                                          September 24, 2001
------------------------------------                                                    ------------------------
Lorne Cogswell


/s/ GREG C. JOHNSON                      Director                                          September 24, 2001
------------------------------------                                                    ------------------------
Gregg C. Johnson


                                         Director
------------------------------------                                                    ------------------------
Trevor M. Hillman


/s/ LEN VOTH                             Director                                          September 24, 2001
------------------------------------                                                    ------------------------
Len Voth

